As filed with the Securities and Exchange Commission on January 29, 2015

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RCS Capital Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	38-3894716
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

405 Park Avenue, 14th Floor
New York, New York 10022
(866) 904-2988

(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Edward M. Weil, Jr.
Chief Executive Officer
RCS Capital Corporation
405 Park Ave., 14th Floor
New York, NY 10022
(866) 904-2988

(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)

Copies to:

Peter M. Fass, Esq. James P. Gerkis, Esq. Proskauer Rose LLP Eleven Times Square New York, NY 10036 Tel: (212) 969-3000 Fax: (212) 969-2900	James A. Tanaka, Esq. General Counsel RCS Capital 405 Park Ave., 14th Floor New York, NY 10022 Tel: (866) 904-2988 Fax: (646) 861-7743

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by the selling stockholders.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount Being Registered		Proposed Maximum Offering Price per Unit		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
11% Series B Preferred Stock, $0.001 par value per share	5,800,000 shares		$28.83	(1)	$167,214,513	(2)	$19,430.33
7% Series C Convertible Preferred Stock, $0.001 par value per share	4,400,000 shares		$27.53	(1)	$121,136,611	(3)	$14,076.07
Class A Common Stock, $0.001 par value per share, issuable on conversion of 7% Series C Convertible Preferred Stock	9,318,200 shares	(4)	N/A		N/A		—	(5)
TOTAL							$33,506.40

(1)	Represents liquidation preference per share rounded to the nearest $0.01.
(2)	Represents (i) $147,848,908 aggregate liquidation preference through December 31, 2014, plus (ii) $19,365,605 estimated to be added to aggregate liquidation preference on future dividend payment dates through and including January 11, 2016 when dividends not expected to be paid in cash are automatically added to the aggregate liquidation preference on such dividend payment dates.
(3)	Represents (i) $111,911,504 aggregate liquidation preference through December 31, 2014, plus (ii) $9,225,107 estimated to be added to aggregate liquidation preference on future dividend payment dates through and including January 11, 2016 when dividends not expected to be paid in cash are automatically added to the aggregate liquidation preference on such dividend payment dates.
(4)	Represents (i) 8,608,577 shares of Class A common stock issuable upon conversion based on the conversion price applicable as of January 28, 2015 with respect to the aggregate liquidation preference of 7% Series C Convertible Preferred Stock through December 31, 2014, plus (ii) 709,623 shares of Class A common stock that will become issuable upon conversion of estimated additions to the aggregate liquidation preference of 7% Series C Convertible Preferred Stock on future dividend payment dates through and including January 11, 2016 when dividends not expected to be paid in cash are automatically added to the aggregate liquidation preference on such dividend payment dates. Pursuant to Rule 416 of the Securities Act, the number of shares of Class A common stock registered also includes an indeterminate number of shares of Class A common stock issuable upon conversion of the 7% Series C Convertible Preferred Stock as a result of the anti-dilution provisions thereof.
(5)	Pursuant to Rule 457(i), there is no additional filing fee payable with respect to the shares of our Class A common stock issuable upon conversion of the 7% Series C Convertible Preferred Stock because no additional consideration will be received in connection with the exercise of the conversion privilege.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 29, 2015

PROSPECTUS

RCS CAPITAL CORPORATION

5,800,000 Shares of 11% Series B Preferred Stock
4,400,000 Shares of 7% Series C Convertible Preferred Stock
9,318,200 Shares of Class A Common Stock

This prospectus relates to the possible resale, from time to time, by the selling stockholders named in this prospectus, which we refer to as the selling stockholders, of up to: (i) 5,800,000 shares of our 11% Series B Preferred Stock, par value $0.001 per share, which we refer to as the Series B preferred stock, with aggregate liquidation preference of $147,848,908 through December 31, 2014; (ii) 4,400,000 shares of our 7% Series C Convertible Preferred Stock, par value $0.001 per share, which we refer to as the Series C convertible preferred stock, with aggregate liquidation preference of $111,911,504 through December 31, 2014; and (iii) 9,318,200 shares of our Class A common stock, par value $0.001 per share, which we refer to as the conversion shares, that are issuable upon conversion of Series C convertible preferred stock based on the conversion price applicable as of January 28, 2015 with respect to the estimated aggregate liquidation preference of Series C convertible preferred stock assuming the addition of $9,225,107 in the aggregate to the aggregate liquidation preference of 7% Series C Convertible Preferred Stock on future dividend payment dates through and including January 11, 2016. At the present time, we do not expect to pay dividends in cash on future dividend payment dates, and any dividends not paid in cash on a dividend payment date are automatically added to the aggregate liquidation preference on such dividend payment date. The number of shares of Class A common stock that may be issuable upon conversion of the Series C convertible preferred stock is subject to adjustment due to accrued and unpaid dividends that increase the aggregate liquidation preference outstanding and certain anti-dilution adjustments. We refer to the Series B preferred stock, the Series C convertible preferred stock and the conversion shares, collectively, as the registered securities. The selling stockholders are affiliates of Luxor Capital Group LP. We refer to Luxor Capital Group LP and its affiliates, including the selling stockholders, collectively as Luxor.

Pursuant to a securities exchange agreement among us and the selling stockholders dated as of December 12, 2014, which we refer to as the securities exchange agreement, we issued the Series B preferred stock and the Series C convertible preferred stock to the selling stockholders in exchange for 11,584,427 outstanding shares of our 7% Series A Convertible Preferred Stock, $0.001 par value per share, which we refer to as Series A convertible preferred stock, having an aggregate liquidation preference of $213,385,145 and then held by the selling stockholders. We are registering the registered securities to provide the selling stockholders with freely tradable securities pursuant to our obligation under the securities exchange agreement.

We will receive no proceeds from any sale of the registered securities covered by this prospectus by the selling stockholders, and we have agreed to pay certain expenses relating to the registered securities. The selling stockholders from time to time may offer and sell the shares held by them directly or through one or more underwriters, broker-dealers or agents on terms to be determined at the time of sale, as described in more detail in this prospectus.

Our Class A common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “RCAP.” On January 28, 2015, the closing price of our Class A common stock on NYSE was $10.07. There is no established public trading market for the Series B preferred stock or the Series C convertible preferred stock, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the Series B preferred stock or the Series C convertible preferred stock on any national securities exchange or other nationally recognized trading system.

Investing in any of the registered securities involves risks. You should carefully read and consider the “Risk Factors” included in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, any subsequent Quarterly Reports on Form 10-Q and any subsequent Current Reports on Form 8-K, including our Current Report on Form 8-K dated July 1, 2014 (which includes certain material information relating to us which was previously filed pursuant to Rule 424(b) of the Securities Act), and on page 10 of this prospectus and in any related prospectus supplement before investing in any of the registered securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2015

You should rely only on the information contained in or incorporated by reference into this prospectus, any applicable prospectus supplement or any applicable free writing prospectus. Neither we nor any of the selling stockholders have authorized any other person to provide you with different or additional information or make any representation that is different. If anyone provides you with different or additional information, you should not rely on it. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities other than the registered securities to which it relates, and this prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, securities in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or solicitation. You should assume that the information appearing in this prospectus is accurate only as of the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date.

We may provide a prospectus supplement containing specific information about the terms of a particular offering by the selling stockholders. The prospectus supplement may add, update or change information in this prospectus. If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and, if applicable, any related prospectus supplement, as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” for more information.

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ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement on Form S-3 that we have filed with the Securities and Exchange Commission, or the SEC. Under this process, selling stockholders named in this prospectus may sell registered securities from time to time. The exhibits to the registration statement of which this prospectus is a part and documents incorporated by reference herein contain the full text of certain contracts and other important documents that we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to acquire or purchase registered securities offered by this prospectus, you should review the full text of these documents. The registration statement and the exhibits and other documents can be obtained from the SEC as indicated under the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Documents By Reference.”

This prospectus only provides you with a general description of the registered securities that any selling stockholder may offer, which is not meant to be a complete description of the registered securities. Each time a selling stockholder sells registered securities, such selling stockholder will provide a prospectus and any related prospectus supplement containing specific information about the terms of the applicable offering, as required by law. Such prospectus supplement may add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read carefully both this prospectus and any related prospectus supplement together with the additional information described under the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Documents By Reference.”

Selling stockholders may offer the registered securities directly or through one or more underwriters, broker-dealers or agents. A prospectus supplement may describe the terms of the plan of distribution and set forth the names of any underwriters involved in the sale of registered securities. See “Plan of Distribution.”

Unless otherwise indicated or the context requires otherwise, in this prospectus and any prospectus supplement hereto, references to “our company,” “we,” “us” and “our” mean RCS Capital Corporation and its consolidated subsidiaries.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

SEC rules allow us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of registered securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference into this prospectus. We incorporate by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on February 28, 2014;
•	our Quarterly Reports on Form 10-Q for the three months ended March 31, 2014, filed with the SEC on May 15, 2014, for the three months ended June 30, 2014, filed with the SEC on August 14, 2014 and for the three months ended September 30, 2014, filed with the SEC on November 14, 2014;
•	our Current Reports on Form 8-K filed with the SEC on January 7, 2014, January 16, 2014 (two reports on that date), January 17, 2014, January 23, 2014, February 4, 2014, February 7, 2014, February 12, 2014, March 10, 2014, March 14, 2014, March 18, 2014, March 21, 2014, March 26, 2014, April 1, 2014, April 7, 2014, April 28, 2014, April 29, 2014, April 30, 2014, May 1, 2014, May 2, 2014 (as amended May 9, 2014), May 6, 2014, May 13, 2014, May 20, 2014, May 22, 2014, May 28, 2014, June 3, 2014, June 11, 2014 (as amended July 1, 2014), June 12, 2014, June 13, 2014 (two reports on that date), June 19, 2014 (two reports on that date), June 20, 2014, June 24, 2014, July 1, 2014 (two reports on that date), July 3, 2014, July 11, 2014 (as amended September 5, 2014), July 21, 2014, August 7, 2014, August 14, 2014, September 2, 2014, September 4, 2014, September 8, 2014, September 18, 2014, September 23, 2014, September 30, 2014, October 1, 2014, October 6, 2014, October 16, 2014, October 22, 2014, October 23, 2014, November 3, 2014, November 5, 2014, November 7, 2014, November 13, 2014, November 24, 2014, December 2, 2014, December 4, 2014, December 9, 2014, December 12, 2014, December 18, 2014, December 19, 2014 (two reports on that date), December 22, 2014, December 30, 2014, January 2, 2015, January 5, 2015 and January 23, 2015; and
•	the description of our Class A common stock included in our registration statement on Form 8-A filed with the SEC on May 13, 2013.

Our Consolidated Financial Statements beginning on page F-1 incorporated by reference into Item 8 and the Index to Consolidated Financial Statements at page F-1 included under Item 15 of Our Annual Report on Form 10-K for the year ended December 31, 2013 which was filed with the SEC on February 28, 2014 have been superseded by the recast Consolidated Financial Statements filed as Exhibit 99.1 to the Form 8-K which was filed with the SEC on September 30, 2014.

All documents that we file (but not those that we furnish) pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the date of the initial registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus and will automatically update and supersede the information in this prospectus, and any previously filed documents. All documents that we file (but not those that we furnish) pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the termination of the offering of any of the registered securities covered under this prospectus shall be deemed to be incorporated by reference into this prospectus and will automatically update and supersede the information in this prospectus, any related prospectus supplement and any previously filed documents.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above that have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. Requests for those documents should be directed to us as follows: RCS Capital Corporation, 405 Park Avenue, 14th Floor, New York, New York 10022, Attn: Investor Relations, Telephone: (866) 904-2988.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and, in accordance with those requirements, file annual, quarterly and current reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information, as well as this registration statement and the exhibits and schedules thereto, can be inspected at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of such materials may be obtained at prescribed rates. Information about the operation of the public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy statements and other information regarding registrants, including us, that file such information electronically with the SEC. The address of the SEC’s website is www.sec.gov. Copies of these documents may be available on our website at www.rcscapital.com. Our internet website and the information contained therein or connected thereto are not incorporated into this prospectus or any amendment or supplement thereto.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, or the Securities Act, with respect to the registered securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, certain parts of which are omitted in accordance with the SEC’s rules and regulations. For further information about us and the registered securities, we refer you to the registration statement and to such exhibits and schedules. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C. and through the SEC’s website. Please be aware that statements in this prospectus referring to a contract or other document are summaries and you should refer to the exhibits that are part of the registration statement for a copy of the contract or document.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “would,” “could,” “should,” “seeks,” “intends,” “plans,” “projects,” “estimates,” “anticipates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Statements regarding the following subjects may be impacted by a number of risks and uncertainties which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements:

•	the impact on our business of the events relating to the announcement concerning certain accounting errors by American Realty Capital Properties, Inc., or ARCP;
•	our ability to integrate businesses we have acquired in our recent and pending acquisitions with our previously existing businesses;
•	our ability to complete our pending acquisitions of certain businesses we have entered into agreements to acquire on the anticipated terms, in the anticipated timeframes or at all;
•	whether and when we will be able to realize the anticipated benefits from our recent and pending acquisitions;
•	our indebtedness could adversely affect our financial health and may limit our ability to use debt to fund future capital needs;
•	significant dilution could result from future issuances of Class A common stock;
•	future sales of our Class A common stock could lower the market price of our Class A common stock;
•	adverse developments in the direct investment program industry;
•	deterioration in the business environment in the specific sectors of the economy in which we focus or a decline in the market for securities of companies within these sectors;
•	substantial fluctuations in our financial results;
•	our ability to retain our senior professionals and key management personnel of businesses we acquired or will acquire in recent and pending acquisitions;
•	pricing and other competitive pressures;
•	changes in laws and regulations and industry practices that adversely affect our business;
•	incurrence of losses in the future;
•	competition from larger firms;
•	limitations on our access to capital;
•	malfunctioning or failure in our operations and infrastructure;
•	failure to achieve and maintain effective internal controls; and
•	the factors included in our most recent Annual Report on Form 10-K filed with the SEC and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, including those set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The forward-looking statements contained in this prospectus reflect our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to shares of our common stock.

For more information regarding risks that may cause our actual results to differ materially from any forward-looking statements, see “Risk Factors.” We disclaim any obligation to publicly update or revise any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes, except as required by law.

RCS CAPITAL CORPORATION

Overview

We are an integrated financial services company principally focused on retail investors. We currently are engaged in the independent retail advice business through our recent acquisitions of Cetera Financial Holdings, Inc., or Cetera, First Allied Holdings Inc., or First Allied, Investors Capital Holdings, Ltd., or ICH, J.P. Turner & Company, LLC and J.P. Turner & Company Capital Management, LLC, or J.P. Turner, and Summit Financial Services Group, Inc., or Summit. In August 2014, we entered into agreements to acquire VSR Financial Services, Inc., or VSR, and Girard Securities, Inc., or Girard, which will both become part of our independent retail advice business platform following completion of our pending acquisitions of them. We are also engaged in the wholesale distribution, investment banking, capital markets and transaction management services and investment research businesses through our other operating subsidiaries, Realty Capital Securities, LLC, or Realty Capital Securities, RCS Advisory Services, LLC, American National Stock Transfer, LLC and SK Research, LLC, or SK Research. Following completion of the acquisition of Validus/Strategic Capital Partners, LLC, or StratCap, on August 29, 2014, StratCap became part of our wholesale distribution platform. StratCap is also engaged in the advisory business. We also have recently acquired Hatteras Investment Partners LLC and certain of its affiliates, or Hatteras, through which we have established an investment management platform specializing in liquid alternative investments. We have established a crowdfunding investment platform and, in July 2014, we acquired Trupoly, Inc., or Trupoly, in connection with the establishment of this platform. In November 2014, we completed our acquisition of a majority equity interest in Docupace Technologies, LLC, or Docupace, a joint venture which provides integrated, electronic processing technologies and systems for financial institutions and wealth management firms. This joint venture became a part of our investment banking and capital markets division when we completed the acquisition. We also may pursue additional complementary acquisitions.

Our principal executive offices are located at 405 Park Avenue, 14th Floor, New York, New York 10022. Our telephone number is (866) 904-2988. We maintain a website at www.rcscapital.com. Information on our website is not, and should not be interpreted to be, part of this prospectus.

Independent Retail Advice

Through the broad network of financial advisors on our independent retail advice platform, we offer financial advice and investment solutions to mass affluent investors with investment needs that are not served by the offerings and capabilities of captive investment advisors and broker-dealers. Cetera, First Allied, ICH, J.P. Turner and Summit operate, and VSR and Girard are expected to operate, as independent subsidiaries under their own brand and management.

Our independent retail advice platform provides affiliated financial advisors or other financial professionals with the technology, infrastructure and other support and services they need to serve their clients. We provide our financial advisors with a wide array of practice development and operational support services that we believe help our financial advisors launch new relationships and strengthen existing ones.

We provide all the independent broker-dealer subsidiaries operating on our independent retail advice platform with access to a wide range of financial products, including mutual funds, fixed and variable annuities, alternative investments, equity and fixed income securities, and other financial products. Our independent broker-dealer subsidiaries are then, in turn, able to determine independently which of these products they offer to their financial advisors, who are then, in turn, able to select independently which of these products they recommend to their clients.

As of September 30, 2014, we have the second largest network of financial advisors with approximately 9,100 in the United States that collectively have approximately $211.7 billion in assets under administration.

Wholesale Distribution

Our wholesale distribution platform, which includes Realty Capital Securities and StratCap, is the leading multi-product distributor of direct investment program offerings to independent broker-dealers and the retail financial advisor community. As of September 30, 2014, we had a selling group of approximately 250 brokerage firms with approximately 1,200 active selling agreements relating to the public non-traded real estate investment trusts, or REITs, public non-traded business development companies, or BDCs, open-end and closed-end mutual funds that we distribute, covering approximately 72,600 financial advisors.

As of September 30, 2014, we were distributing 12 public, non-traded offerings. The offerings are direct investment programs registered with the SEC, consisting of nine public non-traded REITs, two public non-traded BDCs and an oil and gas program. These offerings are sector-specific and consist of net lease, healthcare, grocery anchored retail, real estate debt, anchored core retail, global sale-leaseback and New York office and retail real estate, two public non-traded BDCs, a closed-end real estate securities fund, an open-end real estate securities fund, a BDC fund and an oil and gas program. Substantially all of the offerings distributed by Realty Capital Securities relate to direct investment programs sponsored, co-sponsored, advised or co-advised by our affiliate, AR Capital, LLC. As a result of our acquisition of StratCap, we also distribute a platform of offerings not sponsored, co-sponsored, advised or co-advised by our affiliate, AR Capital, LLC, consisting of two non-traded REITS, a non-traded BDC and two public non-traded limited liability companies. StratCap holds minority interests in four of the investment programs that it distributes as their sponsor, and is a joint venture partner along with the sponsor to the fifth investment program.

As a result of the announcement concerning certain accounting errors by ARCP in October 2014, a number of broker-dealer firms that had been participating in the distribution of offerings of public, non-traded REITs sponsored directly or indirectly by AR Capital, LLC that are distributed by us have temporarily suspended their participation in the distribution of those offerings and equity capital raised by these offerings has declined. During the fourth quarter of 2014, these developments had a material adverse impact on equity capital raised by direct investment programs distributed by us and, accordingly, will have an adverse impact on our results of operations for the fourth quarter of 2014. See “Risk Factors — Risks Related to our Common Stock — The announcement concerning certain accounting errors by ARCP has resulted in a number of broker-dealer firms temporarily suspending their participation in the distribution of offerings of public, non-traded REITs sponsored directly or indirectly by AR Capital, LLC that are distributed by us and there can be no assurance that it will not have additional adverse impacts on our results of operations or the market price of our Class A common stock.” Certain of these broker-dealer firms have reinstated their participation in the distribution of our offerings.

For the year ended December 31, 2014 including the results of StratCap from the date it was acquired, August 29, 2014, Realty Capital Securities and StratCap, collectively, had a 34.7% market share measured by equity capital raised of all direct investment programs, according to Robert A. Stanger & Co.

Investment Banking, Capital Markets and Transaction Management Services

Our investment banking, capital markets and transaction management services platform provides comprehensive strategic advisory services focused on the direct investment programs, particularly non-traded REITs. These strategic advisory services include merger and acquisitions advisory, capital markets activities advisory, registration management, and other transaction support services that capture value across the direct investment program lifecycle. We were among the fifteen largest advisors of real estate merger and acquisitions transactions during the year ended December 31, 2014, executing deals with $2.0 billion in transaction value, according to SNL Financial LC. To date, these services have been provided primarily to clients that were sponsored, co-sponsored, advised or co-advised by AR Capital, LLC. Due to the specialized nature of the direct investment program industry, we believe we are particularly well suited to advise funds and direct investment programs that are distributed by our wholesale distribution platform.

Investment Management

Our investment management platform consists of mutual fund and other registered investment products and provides investment advisory, distribution and other services to the Hatteras family of funds. Hatteras serves as the manager and advisor for all of the Hatteras funds and performs all investment management services pursuant to contracts with the funds. A broker-dealer subsidiary of Hatteras acts as the distributor for the funds. These funds are available through unaffiliated third-party financial institutions, our independent retail advice platform and Hatteras’ existing internal distribution channel.

Research Division

In March 2014, we launched SK Research, the initial component of a new research division dedicated to alternative investment programs. As a first step in our establishment of a research division, SK Research provides focused research, consulting training and education, and we believe it has enhanced the practice management tools available to our independent retail advice platform and the financial advice we can provide to our clients. We believe the launch of SK Research benefits both our independent retail advice platform and the broader community of mass affluent investors who rely on our financial advisors and our investment platforms.

RISK FACTORS

Investing in the registered securities involves risks. Before purchasing shares of Series B preferred stock, shares of Series C convertible preferred stock or shares of our Class A common stock from the selling stockholders offered by this prospectus you should carefully consider the risks discussed below and the risks, uncertainties and additional information set forth in our most recent Annual Report on Form 10-K, any subsequent Quarterly Reports on Form 10-Q and any subsequent Current Reports on Form 8-K, which are incorporated, or deemed to be incorporated, by reference into this prospectus, and in the other documents incorporated by reference in this prospectus that we file with the SEC after the date of this prospectus and which are deemed incorporated by reference in this prospectus. For a description of these reports and documents, and information about where you can find them, see “Where You Can Find More Information” and “Incorporation of Certain Documents By Reference.” The risks and uncertainties discussed below and in the documents incorporated by reference in this prospectus are those that we currently believe may materially affect our company. Additional risks not presently known or that are currently deemed immaterial could also materially and adversely affect our financial condition, results of operations, business and prospects.

Risks Related to our Common Stock

The market price and trading volume of our Class A common stock may be volatile, which could result in rapid and substantial losses for our stockholders.

The market price of our Class A common stock may be volatile and could be subject to wide fluctuations. In addition, the trading volume of Class A common stock may fluctuate and cause significant price variations to occur. If the market price of our Class A common stock declines significantly, you may be unable to resell your shares of our Class A common stock at or above your purchase price, if at all. There can be no assurance that the market price of our Class A common stock will not fluctuate or decline significantly in the future. Some of the factors that could negatively affect the price of our Class A common stock, or result in fluctuations in the price or trading volume of Class A common stock, include:

•	adverse publicity about direct investment programs, generally, or individual scandals specifically, including due to the events relating to the announcement concerning certain accounting errors by ARCP;
•	general market and economic conditions;
•	variations in our quarterly operating results;
•	our failure to meet the market’s earnings expectations;
•	departures of principals or additions/departures of other key personnel;
•	adverse market reaction to any indebtedness we may incur or securities we may issue in the future;
•	actions by our stockholders;
•	changes in market valuations of similar companies;
•	actual or anticipated poor performance in our underlying investment strategies;
•	publication of research reports about us or the securities industry, or the failure of securities analysts to cover our Class A common stock;
•	changes or proposed changes in laws or regulation, or differing interpretations thereof, affecting our business, or enforcement of these laws and regulations, or announcements relating to these matters; and
•	litigation and governmental investigations, including due to the events relating to the announcement concerning accounting errors by ARCP.

Public perceptions of the actual or expected risks or benefits of our recent and pending acquisitions could also affect the price of our Class A common stock. If we do not achieve the perceived benefits of our recent and pending acquisitions as rapidly or to the extent anticipated by financial or industry analysts, or the effect of our recent and pending acquisitions on our financial results is otherwise not consistent with the expectations of financial or industry analysts, the market price of our Class A common stock may decline as a result of the recent and pending acquisitions. In addition, our stock price has, and may continue to be, materially adversely impacted by the developments described under “— The announcement concerning certain accounting errors by ARCP has resulted in a number of broker-dealer firms temporarily suspending their participation in the distribution of offerings of public, non-traded REITs sponsored directly or indirectly by AR Capital, LLC that are distributed by us and there can be no assurance that it will not have additional adverse impacts on our results of operations or the market price of our Class A common stock.” The market price of our Class A common stock has declined by 49.04% from the closing price on October 28, 2014, the trading date immediately preceding the announcement by ARCP, through the closing price on January 28, 2015. Uncertainty about the completion of our pending acquisitions, which are subject to conditions, may also affect the market price of our Class A common stock.

The announcement concerning certain accounting errors by ARCP has resulted in a number of broker-dealer firms temporarily suspending their participation in the distribution of offerings of public, non-traded REITs sponsored directly or indirectly by AR Capital, LLC that are distributed by us and there can be no assurance that it will not have additional adverse impacts on our results of operations or the market price of our Class A common stock.

On October 29, 2014, ARCP announced that its audit committee had concluded that the previously issued financial statements and other financial information contained in certain public filings should no longer be relied upon. This conclusion was based on the preliminary findings of an investigation conducted by ARCP’s audit committee which concluded that certain accounting errors were made by ARCP personnel that were not corrected after being discovered, resulting in an overstatement of adjusted funds from operations and an understatement of ARCP’s net loss for the three and six months ended June 30, 2014. ARCP also announced the resignation of its chief accounting officer and its chief financial officer, who is a member of our controlling stockholder, RCAP Holdings, LLC, or RCAP Holdings, and AR Capital, LLC, served as our chief financial officer until December 2013, served as a member of our board of directors until July 2014 and does not currently have a role in the management of our business. Although ARCP was previously sponsored by an entity under common control with RCAP Holdings and was advised by such entity until January 2014, ARCP is a separate company that is no longer sponsored or advised by an entity under common control with RCAP Holdings. Nicholas S. Schorsch was the executive chairman of our board of directors until his resignation on December 29, 2014 and the chairman of the board of directors of ARCP until his resignation on December 12, 2014. On December 15, 2014, ARCP’s chief executive officer and chief operating officer also resigned.

As a result of the announcement concerning certain accounting errors by ARCP, a number of broker-dealer firms that had been participating in the distribution of offerings of public, non-traded REITs sponsored directly or indirectly by AR Capital, LLC that are distributed by us have temporarily suspended their participation in the distribution of those offerings and equity capital raised by these offerings has declined. During the fourth quarter of 2014, these developments had a material adverse impact on equity capital raised by direct investment programs distributed by us and, accordingly, have had an adverse impact on our results of operations for the fourth quarter of 2014. These temporary suspensions, as well as any future suspensions, whether temporary or permanent, and other developments could have a material adverse effect on our ability to raise equity capital and as a result, generate wholesale revenues. Although certain of these broker-dealer firms have reinstated their participation in the distribution of our offerings, we cannot predict the length of time these temporary suspensions will continue, whether all such participating broker-dealers will reinstate their participation in the distribution of our offerings or whether equity capital raised by direct investment programs distributed by us will continue to be adversely impacted.

We have received subpoenas requiring the production of certain documents and other materials relating to sales of certain non-traded REITs and similar products sponsored or co-sponsored by AR Capital, LLC, which we refer to as ARC Issuers. We are actively complying with the subpoenas and intend to comply with any subpoenas received in the future. In addition, certain ARC Issuers have received inquiries from certain state securities regulators for information regarding their relationship with ARCP in connection with the annual qualification of such ARC Issuers’ offerings under the state blue sky laws. The ARC Issuers are in the process of responding to those inquiries.

On November 3, 2014, we announced that we had terminated a definitive agreement to acquire Cole Capital Partners LLC and Cole Capital Advisors, Inc. from a subsidiary of ARCP. On November 11, 2014, ARCP filed a lawsuit against us in the Court of Chancery of the State of Delaware related to such termination. On December 3, 2014, the lawsuit was settled and we agreed, among other things, to pay ARCP a negotiated break-up fee consisting of a cash payment of $32.7 million and a two-year promissory note for $15.3 million, to allow ARCP to keep the $10.0 million payment already delivered by us in connection with the first closing under the definitive agreement and to release ARCP from its obligation to pay $2.0 million to us in respect of structuring services provided by us in connection with ARCP’s May 2014 equity offering.

On December 30, 2014, we announced that Mr. Schorsch and William M. Kahane, the controlling members of our controlling stockholder, had resigned from their positions as, respectively, the executive chairman and a member of our board of directors as part of an initiative to simplify our governance structure, reduce complexity and minimize perceived conflicts of interest among related parties and affiliates, but there can be no assurance that this initiative will be successful.

We are also aware of two lawsuits, one filed in December 2014 and one filed in January 2015, which name us as a defendant and allege that we, and certain of our affiliates, made materially false and misleading public statements and violated the securities laws in connection with matters described above. We believe these lawsuits are without merit and intend to defend ourselves vigorously, but there can be no assurance that any such defense will be successful.

There can be no assurance that the announcement concerning certain accounting errors by ARCP and future events that occur as a result of this announcement will not have additional adverse impacts on our results of operations or the market price of our Class A common stock.

The structure of our Class B common stock has the effect of concentrating voting control over us in RCAP Holdings and, indirectly, in those who control RCAP Holdings.

For so long as any of our Class B common stock remains outstanding, the holders of our Class B common stock always will have a majority of the voting power of our outstanding common stock. This concentrated control will limit or preclude your ability to influence corporate matters as a holder of Class A common stock. RCAP Holdings — which is directly or indirectly controlled by Messrs. Schorsch and Kahane — holds the sole outstanding share of our Class B common stock and thereby controls a majority of the voting power of our outstanding common stock, retains effective control of our board of directors and has the ability to control all matters submitted to our stockholders for approval.

Due to their control over the sole outstanding share of Class B common stock, Messrs. Schorsch and Kahane currently have the ability to control or influence all matters affecting us, including:

•	the composition of our board of directors and, through our board of directors, any determination with respect to our business plans and policies;
•	any determinations with respect to mergers, acquisitions and other business combinations;
•	our acquisition or disposition of assets;
•	our financing activities;
•	certain changes to our certificate of incorporation;
•	amendments to any agreements between us and RCAP Holdings;
•	corporate opportunities that may be suitable for us, RCAP Holdings or Messrs. Schorsch and Kahane and the other members of RCAP Holdings;
•	determinations with respect to enforcement of rights we may have against third parties;
•	the payment of dividends, if any, on our Class A common stock and any preferred stock we have issued or may issue, including the Series B preferred stock and the Series C convertible preferred stock; and

•	the number of shares available for issuance under our stock plans for prospective and existing employees, as well as the number of shares available under our stock purchase program.

If RCAP Holdings does not provide any requisite consent allowing us to conduct activities requiring stockholder consent when requested, we will not be able to conduct such activities and, as a result, our business and our operating results may be harmed. Messrs. Schorsch and Kahane also control RCS Capital Management, LLC, or RCS Capital Management, the company that provides strategic planning and consulting services to assist us and our subsidiaries in implementing our business strategies, subject to oversight, directly or indirectly, by our board of directors. This means that these individuals may have an even greater influence over our affairs than their control over RCAP Holdings and direct ownership of shares of our Class A common stock alone would dictate.

RCAP Holdings’ ability to control our board of directors may also make it difficult for us to recruit high-quality independent directors. Persons who would otherwise have accepted an invitation to join our board of directors may decline to do so, which makes the recruitment of the most qualified independent directors more difficult.

On April 29, 2014, RCAP Holdings pledged substantially all of its assets, including the sole outstanding share of our Class B common stock, to secure the secured terms loans and revolving credit facility, which we refer to as the bank facilities, entered into in connection with the closing of the acquisition of Cetera. An event of a default under the bank facilities and operation of the pledge with respect to the sole outstanding share of Class B common stock could give rise to a change in control of our company.

In the event RCAP Holdings is acquired or otherwise undergoes a change of control, any acquiror or successor will be entitled to exercise the voting control and contractual rights of RCAP Holdings, and may do so in a manner that could vary significantly from that of RCAP Holdings.

Following the redemption of the sole outstanding share of our Class B common stock, the concentration of ownership of our Class A common stock in RCAP Holdings, the members of RCAP Holdings and Luxor could continue to limit other stockholders’ ability to influence corporate matters.

RCAP Holdings holds the sole outstanding share of our Class B common stock and thereby controls a majority of the voting power of our outstanding common stock, retains effective control of our board of directors and has the ability to control all matters submitted to our stockholders for approval. Luxor (which includes and controls the selling stockholders), RCAP Holdings and the members of RCAP Holdings have agreed to use their reasonable best efforts to cause the rights of our Class B common stock to be amended to allow us to redeem any outstanding Class B common stock owned by RCAP Holdings for cash although we would be prohibited from doing so by the restricted payments covenant contained in the bank facilities currently in effect. Any such redemption would also be subject to our obtaining the affirmative vote of those holders of Class A common stock owning a majority of the outstanding Class A common stock.

Luxor currently holds shares of Class A common stock and certain other securities and rights that can be converted into or exercised for newly issued shares of our Class A common stock, namely Series C convertible preferred stock, convertible notes issued on April 29, 2014 in connection with the acquisition of Cetera, which we refer to as the convertible notes, and a put right, which we refer to as the Luxor put, with respect to Luxor’s 19.46% membership interest in RCS Capital Management under a put/call agreement entered into on April 29, 2014. For so long as it holds a majority of the Series C convertible preferred stock outstanding, Luxor is also entitled to appoint at least one member to our board of directors and has other rights. See “Description of Capital Stock — 7% Series C Convertible Preferred Stock — Luxor Board Rights.”

As of January 28, 2015 and after giving effect to the issuance of Class A common stock on conversion of the remaining Series A convertible preferred stock outstanding into Class A common stock that will be completed on February 23, 2015, which we refer to as the Luxor conversion, Messrs. Schorsch and Kahane and the other members of RCAP Holdings, through their direct or indirect control of RCAP Holdings and their direct ownership of our Class A common stock, would control 71.05% of our combined voting power through their ownership of 30,584,426 shares of our Class A common stock (67.09% assuming conversion of the Series C convertible preferred stock and convertible notes held by Luxor and exercise of the Luxor put and without giving effect to the ownership limitations described under “Description of Capital Stock — 7% Series C Convertible Preferred Stock — Ownership Limitations”), and Luxor would control 14.40% of our combined voting power through its ownership of 25,763,858 shares of our Class A common stock assuming conversion of the Series C convertible preferred stock and convertible notes held by Luxor and exercise of the Luxor put and without giving effect to the ownership limitations described under “Description of Capital Stock — 7% Series C Convertible Preferred Stock — Ownership Limitations.”

The potential for continued significant concentration of share ownership and control through Messrs. Schorsch and Kahane and the other members of RCAP Holdings, Luxor or all of them, acting together, may adversely affect the trading price for our Class A common stock because investors often perceive disadvantages in owning stock in companies with controlling stockholders. Moreover, this concentrated voting control would have similar effects to the current concentrated voting control of Messrs. Schorsch and Kahane, as described in more detail above in “— The structure of our Class B common stock has the effect of concentrating voting control over us in RCAP Holdings and, indirectly, in those who control RCAP Holdings.”

Future sales of our Class A common stock in the public market or future issuances in connection with acquisitions of businesses could lower the market price of our Class A common stock.

The market price of our Class A common stock could decline as a result of sales of a large number of shares of our Class A common stock or the perception that such sales could occur. Issuances of our Class A common stock will also occur to pay consideration at the completion of the acquisitions of VSR and Girard and to pay post-completion consideration due in connection with the acquisitions of Docupace, J.P. Turner, StratCap and Trupoly. These sales or issuances, or the possibility that these sales or issuances may occur, also might make it more difficult for us to raise additional capital by selling equity securities in the future, at a time and price that we deem appropriate.

Future issuances could also occur upon conversion of the convertible notes or the Series C convertible preferred stock, upon the exercise of the Luxor put, under our equity plan or under our stock purchase program.

There can be no assurance as to the size or price of future issuances of our Class A common stock or the effect, if any, that such future issuances and future sales of shares of our Class A common stock, including future sales by the selling stockholders, may have on the market price of our Class A common stock. Sales or distributions of substantial amounts of our Class A common stock (including shares issued in connection with an acquisition), or the perception that such sales could occur, may cause the market price of our Class A common stock to decline.

You may suffer immediate and substantial dilution in connection with the conversion of the Series C convertible preferred stock and the convertible notes and upon the issuance of securities in connection with certain of our acquisitions.

Significant dilution may occur due to the 14,274,299 shares of our Class A common stock issuable upon conversion of the Series C convertible preferred stock and the convertible notes through December 31, 2014. This amount is expected to increase because we do not expect to pay cash dividends on the Series C convertible preferred stock, which will accrue additional liquidation preference and be convertible into additional shares of Class A common stock. Furthermore, in connection with the Cetera acquisition, Luxor purchased a membership interest in RCS Capital Management and received the Luxor put, the right to require us to purchase the interest in exchange for, at our election, either cash, shares of our Class A common stock or a combination thereof. Through December 31, 2014 and after giving effect to the Luxor conversion, 2,537,246 shares of our Class A common stock would be issuable upon exercise of the Luxor put. An exercise of the Luxor put that requires us to issue additional shares of our Class A common stock could also cause dilution.

Collectively, the potential issuances to Luxor described above would constitute 23.14% of our outstanding Class A common stock as of January 28, 2015.

Additional dilution to existing stockholders may also occur in connection with the issuance of additional shares of our Class A common stock to pay consideration at the completion of the acquisitions of VSR and Girard and to pay post-completion consideration due in connection with the acquisitions of Docupace, J.P. Turner, StratCap and Trupoly.

These issuances will also increase the number of shares that may be issued under our equity plan, pursuant to which the number of shares of our Class A common stock equal to 10% of our issued and outstanding Class A common stock (on a fully diluted basis) at any time may be granted as awards. Issuances of awards under our equity plan or sales of shares under our stock purchase program may result in dilution of the economic interests of our public stockholders.

Any additional capital raised by us through the sale of equity or convertible securities or any equity or convertible securities issued as consideration in future acquisitions may also dilute your ownership in us. Furthermore, if we issue additional equity securities, our stockholders will experience dilution and the new equity securities could have rights senior to those of our Class A common stock, the Series B preferred stock and the Series C convertible preferred stock. Because our decision to issue securities in any future offering may depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. As a result, our stockholders bear the risk of our future securities offerings reducing the market price of our Class A common stock and diluting their interest in us.

Our ability to pay dividends is restricted.

We paid cash dividends to our Class A common stockholders on a quarterly basis as approved by our board of directors commencing in July 2013 (with respect to the second quarter of 2013) through July 2014 (with respect to the second quarter of 2014). We did not pay a cash dividend with respect to the third or fourth quarter of 2014 and, at the present time, we do not expect to continue paying dividends in subsequent quarters, as our ability to pay cash dividends is restricted due to the negative covenants that are contained in the bank facilities and the indenture governing the convertible notes, which prohibit payment of dividends by us and our operating subsidiaries, subject to certain limited exceptions. We also do not expect to pay cash dividends on the Series B preferred stock and the Series C convertible preferred stock for the same reason.

Our stockholders also may not receive the same dividends for other reasons, including the following:

•	we may not have enough cash to pay such dividends due to changes in our cash requirements, capital spending plans, cash flow or financial position;
•	we may desire to retain cash to maintain or improve our credit rating;
•	our stockholders have no contractual or other legal right to dividends that have not been declared and decisions on whether, when and in which amounts to make any future distributions will remain at all times entirely at the discretion of our board of directors, which reserves the right to change our dividend practices at any time and for any reason; and
•	the amount of dividends that our operating subsidiaries may distribute to us may be subject to restrictions imposed by state law, or regulators and any restrictions imposed by the terms of any current or future indebtedness that these subsidiaries may incur.

As a consequence, we also may have to limit or eliminate payment of dividends on our Class A common stock without regard for the negative covenants described above.

Anti-takeover provisions in our certificate of incorporation and by-laws could discourage a change of control that our stockholders may favor, which could negatively affect the market price of our Class A common stock.

Provisions in our certificate of incorporation and by-laws may make it more difficult and expensive for a third party to acquire control of us even if a change of control would be beneficial to the interests of our stockholders. For example, our certificate of incorporation authorizes the issuance of preferred stock that could be issued by our board of directors to thwart a takeover attempt. In addition, for so long as any of our Class B common stock remains outstanding, the holders of the majority of the outstanding shares of our Class B common stock will have a majority of the voting power of our outstanding common stock. The market price of our Class A common stock could be adversely affected to the extent that the provisions of our certificate of incorporation and by-laws will discourage potential takeover attempts that our stockholders may favor. See “Description of Capital Stock — Anti-Takeover Effects of Provisions of Delaware Law” for additional information on the anti-takeover measures applicable to us.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, the price and trading volume of our Class A common stock could decline.

The trading market for our Class A common stock depends in part on the research and reports that securities or industry analysts publish about us. If few or no securities or industry analysts cover us, the market price of our Class A common stock could be negatively impacted. If securities or industry analysts cover us and if one or more of such analysts downgrades our Class A common stock or publishes inaccurate or unfavorable research about our business, the price of our Class A common stock may decline. If one or more of the analysts covering us fails to publish reports on us regularly, demand for our Class A common stock could decline, which could cause the price and trading volume of our Class A common stock to decline.

All of our debt obligations and outstanding preferred stock, and any future indebtedness or preferred stock we may incur or issue, will have priority over our Class A common stock with respect to payment in the event of a liquidation, dissolution or winding up.

In any liquidation, dissolution or winding up of our company, our Class A common stock would rank below all debt claims against us, such as claims by holders of the convertible notes, and equity securities that rank senior to our Class A common stock, such as the Series B preferred stock and the Series C convertible preferred stock. In addition, any convertible or exchangeable securities or other equity securities that we have issued, such as the Series B preferred stock and the Series C convertible preferred stock, or may issue in the future, may have rights, preferences and privileges more favorable than those of our Class A common stock. As a result, holders of our Class A common stock will not be entitled to receive any payment or other distribution of assets upon the liquidation or dissolution until after our obligations to our debt holders and holders of equity securities that rank senior to our Class A common stock have been satisfied.

Risks Related to the Series B Preferred Stock and the Series C Convertible Preferred Stock

An active trading market is not expected to develop for the Series B preferred stock or the Series C convertible preferred stock.

Since their issuance in December 2014, there has been no trading market for the Series B preferred stock or the Series C convertible preferred stock, and we do not intend to apply to list the Series B preferred stock or the Series C convertible preferred stock on any securities exchange or to arrange for quotation on any automated dealer quotation system.

As of the date of this prospectus, all of the outstanding shares of the Series B preferred stock and the Series C convertible preferred stock are held by the selling stockholders, all of whom are affiliates of Luxor. Until there are additional holders of the Series B preferred stock and the Series C convertible preferred stock willing and able to trade with Luxor, no active trading market for the Series B preferred stock or the Series C convertible preferred stock can develop. Moreover, the liquidity of the trading market in the Series B preferred stock or the Series C convertible preferred stock, and the market price quoted for the Series B preferred stock or the Series C convertible preferred stock, may be adversely affected by changes in the overall market for these types of securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally.

As a result, we cannot assure you that an active trading market will develop for the Series B preferred stock or the Series C convertible preferred stock. If an active trading market does not develop or is not maintained, the market price and liquidity of the Series B preferred stock or the Series C convertible preferred stock may be adversely affected. In that case you may not be able to sell your shares of Series B preferred stock or Series C convertible preferred stock at a particular time or at a favorable price.

The Series B preferred stock and the Series C convertible preferred stock are subordinated to our debt and our other liabilities.

The Series B preferred stock and Series C convertible preferred stock rank effectively junior in right of payment to any of our secured and unsecured indebtedness and other liabilities (including trade payables of our subsidiaries). The Series B preferred stock and the Series C convertible preferred stock rank pari passu with each other and would be junior to any other series of preferred stock we may issue that by its terms is senior to the Series B preferred stock and the Series C convertible preferred stock. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets will be available to pay obligations on the Series B preferred stock and the Series C convertible preferred stock only after our secured and unsecured indebtedness and other liabilities (including trade payables of our subsidiaries) have been repaid in full from these assets. There may not be sufficient assets remaining to pay amounts due on any or all of the Series B preferred stock and the Series C convertible preferred stock then outstanding.

As of September 30, 2014, we had an aggregate of $787.1 million of indebtedness outstanding, and we are permitted to incur additional indebtedness in the future. As of September 30, 2014, our outstanding liabilities (including our indebtedness) totaled $1,673.8 million.

Our ability to pay cash dividends on the Series B preferred stock and the Series C convertible preferred stock is restricted.

If paid in cash, dividends on shares of Series B preferred stock accrue quarterly at 11.00% per annum of the liquidation preference. To the extent a quarterly dividend is not paid in cash on the applicable dividend payment date, then such dividend not paid in cash for such period will accrue at 12.50% per annum of the liquidation preference. If paid in cash, dividends on shares of Series C convertible preferred stock accrue quarterly at 7.00% per annum of the liquidation preference. To the extent a quarterly dividend is not paid in cash on the applicable dividend payment date, then such dividend not paid in cash for such period will accrue at 8.00% per annum of the liquidation preference.

At the present time, we do not expect to pay cash dividends on the Series B preferred stock or the Series C convertible preferred stock on future quarterly dividend payment dates, as our ability to pay cash dividends is restricted due to the negative covenants that are contained in the bank facilities and the indenture governing the convertible notes, which prohibit payment of dividends by us and our operating subsidiaries, subject to certain limited exceptions.

Our Series C convertible preferred stockholders also may not receive cash dividends because we may not have enough cash to pay such dividends and for other reasons unrelated to the covenants described above. See “— Risks Related to our Class A Common Stock — Our ability to pay dividends is restricted.”

As a holder of Series B preferred stock or Series C convertible preferred stock, you will have limited voting rights.

Class A common stock and Class B common stock are the only classes of our securities that carry voting rights with respect to most matters affecting our company. Series B preferred stock and Series C convertible preferred stock generally have no voting rights, except that the affirmative vote of at least a majority of shares of Series B preferred stock and Series C convertible preferred stock, voting as a single class, is required for us to: (i) authorize or approve the issuance of any shares of, or of any security convertible into, or convertible or exchangeable for, shares of preferred stock or any other capital stock of our company, ranking senior to or on a parity with Series B preferred stock and Series C convertible preferred stock, subject to limited exceptions; (ii) enter into any transaction or series of related transactions with any affiliate of ours other than in the ordinary course of business and on terms and conditions substantially as favorable as a comparable arm’s-length transaction with a non-affiliate; or (iii) contract, create, incur, assume or suffer to exist any indebtedness or guarantee any such indebtedness with an aggregate value of more than 4.0 times LTM Adjusted EBITDA (as such term is defined in the certificate of designation governing the Series B preferred stock, or the Series B COD, and the certificate of designation governing the Series C convertible preferred stock, or the Series C COD).

In addition, the affirmative vote of the holders of at least a majority of shares of Series B preferred stock is required to amend, alter or repeal any of the provisions of the Series B COD, our certificate of incorporation or our by-laws so as to materially and adversely affect the powers, designations, preferences and rights of the Series B preferred stock, and the affirmative vote of the holders of at least a majority of shares of the Series C convertible preferred stock is required to amend, alter or repeal any of the provisions of the Series C COD, our certificate of incorporation or our by-laws so as to materially and adversely affect the powers, designations, preferences and rights of the Series C convertible preferred stock or change the size of our board of directors.

See “Description of Capital Stock — 11% Series B Preferred Stock — Voting Rights” and “Description of Capital Stock — 7% Series C Convertible Preferred Stock — Voting Rights.”

In addition, for so long as the selling stockholders own at least a majority of the Series C convertible preferred stock outstanding, they have the ability to elect one, but not more than one, independent director to our board of directors and, under certain circumstances, an additional director. These rights are only applicable to the selling stockholders.

See “Description of Capital Stock — 7% Series C Convertible Preferred Stock — Luxor Board Rights.”

The redemption of the Series B preferred stock or the Series C convertible preferred stock may adversely affect the return on your investment in the Series B preferred stock or the Series C convertible preferred stock.

Starting on December 12, 2022, we will have a right to redeem all or a part of the outstanding shares of Series B preferred stock or Series C convertible preferred stock, as applicable, for cash at a redemption price equal to the aggregate liquidation preference plus accrued and unpaid dividends from the date immediately following the immediately preceding dividend payment date to the date of redemption.

In addition, at any time prior to June 12, 2016, we have the right to redeem all, but not less than all, of the outstanding shares of Series B preferred stock for cash at a redemption price equal to the aggregate liquidation preference plus accrued and unpaid dividends from the date immediately following the immediately preceding dividend payment date to the date of redemption.

If we exercise any of these redemption rights, you may not be able to reinvest the redemption proceeds in a security comparable to the Series B preferred stock or the Series C convertible preferred stock.

We may not have sufficient financial resources to pay the aggregate redemption price for all the shares of Series B preferred stock or Series C convertible preferred stock that you are entitled to have us redeem.

Starting on December 12, 2022, you will have a right to cause us to redeem all or a part of the outstanding shares of Series B preferred stock or Series C convertible preferred stock held by you for cash at a redemption price equal to the aggregate liquidation preference plus accrued and unpaid dividends from the date immediately following the immediately preceding dividend payment date to the date of redemption. Depending on our liquidity and capital resources at the time of any redemption, we may not be able to pay the aggregate redemption price for all the shares of Series B preferred stock or Series C convertible preferred stock that you are entitled to have redeemed by us. Our failure to redeem a portion of the Series B preferred stock or Series C convertible preferred stock with respect to which you exercise your right of redemption would result in a default under the Series B COD or the Series C COD.

Upon conversion of your shares of Series C convertible preferred stock, you may receive less valuable consideration than expected because the value of our Class A common stock may decline after you exercise your conversion right but before we settle our conversion obligation.

A converting holder of Series C convertible preferred stock will be exposed to fluctuations in the value of our Class A common stock during the period from the date such holder surrenders such Series C convertible preferred stock for conversion until the date we settle our conversion obligation. Upon fulfillment of the conditions precedent to conversion, we will be required to deliver the shares of our Class A common stock with respect to the Series C convertible preferred stock as promptly as practicable but in no event later that 15 business days. Accordingly, if the price of our Class A common stock decreases during this period, the value of the shares of Class A common stock that you receive will be adversely affected and would be less than the conversion value of your shares of Series C convertible preferred stock on the date you surrendered them.

Recent and future regulatory actions and other events may adversely affect the trading price and liquidity of the Series C convertible preferred stock.

We expect that many investors in, and potential purchasers of, the Series C convertible preferred stock will employ, or seek to employ, a convertible arbitrage strategy with respect to the Series C convertible preferred stock. Investors would typically implement such a strategy by selling short the Class A common stock underlying the Series C convertible preferred stock and dynamically adjusting their short position while continuing to hold the Series C convertible preferred stock. Investors may also implement this type of strategy by entering into swaps on our Class A common stock in lieu of or in addition to short-selling our Class A common stock.

The SEC and other regulatory and self-regulatory authorities have implemented various rules and taken certain actions, and may in the future adopt additional rules and take other actions, that may impact those engaging in short-selling activity involving equity securities (including our Class A common stock). Such rules and actions include Rule 201 of SEC Regulation SHO, the adoption by FINRA and the national securities exchanges of a “Limit Up — Limit Down” program, the imposition of market-wide circuit breakers that halt trading of securities for certain periods following specific market declines, and the implementation of certain regulatory reforms required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

Any governmental or regulatory action that restricts the ability of investors in, or potential purchasers of, the Series C convertible preferred stock to effect short sales of our Class A common stock, borrow our Class A common stock or enter into swaps on our Class A common stock could adversely affect the trading price and the liquidity of the Series C convertible preferred stock.

Volatility in the market price and trading volume of our Class A common stock could adversely impact the trading price of the Series C convertible preferred stock.

The market price and trading volume of our Class A common stock could fluctuate significantly for many reasons related and unrelated to our operations, including in response to the risks described in this section, elsewhere in this prospectus or the documents we have incorporated by reference in this prospectus. See “— Risks Related to our Class A Common Stock — The market price and trading volume of our Class A common stock may be volatile, which could result in rapid and substantial losses for our stockholders.” The issuance and sale of substantial amounts of our Class A common stock, or the perception that such issuances and sales may occur, could also adversely affect the market price of our Class A common stock. See “— Risks Related to our Class A Common Stock — Future sales of our Class A common stock in the public market or future issuances in connection with acquisitions of businesses could lower the market price of our Class A common stock.”

A decrease in the market price of our Class A common stock for any reason would likely adversely impact the trading price of the Series C convertible preferred stock.

The conversion rate of the Series C convertible preferred stock may not be adjusted for all dilutive events that may adversely affect the market price of the Series C convertible preferred stock or our Class A common stock issuable upon conversion.

The number of shares of our Class A common stock that you are entitled to receive upon conversion of the Series C convertible preferred stock is subject to adjustment for stock splits and combinations, cash dividends paid on our Class A common stock and certain other transactions described in “Description of Capital Stock — 7% Series C Convertible Preferred Stock — Adjustments to Conversion Price to Prevent Dilution.” However, other events, such as grants of Class A common stock under our equity plan at current market prices, underwritten public offerings and issuances to unaffiliated third parties for an acquisition on an arm’s-length basis, which may adversely affect the market price of our Class A common stock, may not result in any adjustment.

We have no obligation to consider the interests of the holders of the Series C convertible preferred stock in engaging in any such offering or transaction.

Certain adjustments to the liquidation preference on the Series B preferred stock and the Series C convertible preferred stock may result in constructive dividends to a holder.

If dividends on the Series B preferred stock or the Series C convertible preferred stock are not paid in cash on the applicable dividend payment dates, the liquidation preference on the Series B preferred stock and the Series C convertible preferred stock, respectively, will be adjusted to reflect the accrued and unpaid dividend. The applicable Treasury Regulations do not address whether accrued dividends would be treated as a “redemption premium” in such circumstances requiring current inclusion of such accrued dividends as taxable income. We intend to take the position that the accrual of dividends on the Series B preferred stock and the Series C convertible preferred stock does constitute a redemption premium and as a result a holder of the Series B preferred stock or the Series C convertible preferred stock would be required to take into account a constructive distribution under principles similar to the principles governing the inclusion of accrued original issue discount under Section 1272(a) of the Code and applicable Treasury Regulations. Such accrued dividends will be included in the holder’s taxable income to the extent of our current and accumulated earnings and profits and thereafter as a return of basis. See “Material U.S. Federal Income Tax Consequences — Consequences to U.S. Holders of Holding the Series B Preferred Stock, the Series C Convertible Preferred Stock and Shares of Our Class A Common Stock — Dividends” for further information as to the treatment of accrued dividends on the Series B preferred stock and Series C convertible preferred stock for U.S. federal income tax purposes.

USE OF PROCEEDS

We are filing the registration statement of which this prospectus forms a part pursuant to our contractual obligation to certain of the selling stockholders named in the section entitled “Selling Stockholders.” We will not receive any of the proceeds from the resale of registered securities from time to time by such selling stockholders or upon issuance of any shares of our Class A common stock to holders of Series C convertible preferred stock upon conversion of such Series C convertible preferred stock.

The selling stockholders will pay any underwriting discounts and agent’s commissions and expenses they incur for brokerage, accounting, tax or legal services or any other expenses they incur in disposing of the registered securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the registered securities covered by this prospectus. These may include, without limitation, all registration and filing fees, NYSE listing fees, fees and expenses of our counsel and accountants, and any blue sky fees and expenses.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our consolidated ratio of earnings to fixed charges and to combined fixed charges and preferred stock dividends for each of the periods indicated. For the purpose of calculating the consolidated ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends, “earnings” represents income (loss) from continuing operations before income taxes and non-controlling interests; plus fixed charges. “Fixed charges” consists of interest expense on all indebtedness; amortization of debt discount and expenses; and that portion of rental expense which we believe to be representative of an interest factor. For the purpose of calculating the consolidated ratios of earnings to combined fixed charges and preferred stock dividends, “earnings” consists of earnings less preferred dividend requirement and “fixed charges” consists of fixed charges plus preferred dividend requirements. You should read these ratios in connection with our consolidated financial statements, including the notes to those statements, incorporated by reference in this prospectus.

	Nine Months Ended September 30, 2014		Year Ended December 31,
			2013	2012	2011	2010		2009
Ratio of earnings to fixed charges	2.05x		127.40x	133.36x	121.71x	—	(3)	N/A	(4)
Ratio of earnings to combined fixed charges and preferred stock dividends(1)	—	(2)	127.40x	133.36x	121.71x	—	(3)	N/A	(4)

(1)	Included in preferred stock dividends is a deemed dividend of $194.8 million and cash dividends of $8.0 million declared to Series A convertible preferred stockholders. The deemed dividend represents the difference between the redemption value of the Series A convertible preferred stock (based on the if-converted price) and the amount of the proceeds from the sale of the Series A convertible preferred stock that were allocated to the Series A convertible preferred stock excluding the embedded derivative. Under their terms, the Series A convertible preferred stock could be settled in cash in certain situations; therefore, we were required to accrete up to the redemption value.
(2)	During this period, our earnings did not cover our combined fixed charges and preferred stock dividends. The amount of the deficiency equaled $168.1 million.
(3)	During this period, our earnings did not cover our fixed charges or our combined fixed charges and preferred stock dividends. The amount of the deficiency in each case equaled $2.4 million.
(4)	During this period, we did not incur fixed charges and did not have any preferred stock outstanding, and, therefore, the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends cannot be computed.

SELLING STOCKHOLDERS

The selling stockholders may offer and sell from time to time under this prospectus any and all of the registered securities. Information about the selling stockholders is set forth herein. Information about additional selling stockholders may be set forth in a prospectus supplement, in a post-effective amendment or in filings that we make with the SEC under the Exchange Act, which are incorporated by reference in this prospectus. There are currently no agreements, arrangements or understandings with respect to the sale of any of the registered securities that will be held by the selling stockholders.

The selling stockholders acquired the Series B preferred stock and the Series C convertible preferred stock pursuant to the securities exchange agreement in exchange for shares of Series A convertible preferred stock. In connection with this exchange, the selling stockholders also converted the other shares of Series A convertible preferred stock held by them pursuant to the existing certificate of designation relating to the Series A convertible preferred stock in two tranches: (i) 1,852,575 shares of Class A common stock that were issued concurrently with the closing of the exchange on December 19, 2014; and (ii) 2,042,022 shares of Class A Common Stock to be issued on February 23, 2015.

We are registering the registered securities to provide the selling stockholders with freely tradable securities pursuant to our obligation under the securities exchange agreement.

Luxor currently holds 19.46% of the membership interests in RCS Capital Management, or the Luxor percentage interest, which is subject to a put/call agreement among us, Luxor and the members of RCS Capital Management whereby, subject to certain conditions, (i) we will have the right, commencing on the earlier of December 29, 2016 or the occurrence of a change of control of Luxor, to repurchase the Luxor percentage interest from Luxor in exchange for its fair market value (as determined by us and Luxor pursuant to the agreement) in shares of our Class A common stock (or, at our election, a cash equivalent); and (ii) Luxor currently has the right, which we refer to as the Luxor put, to require us to purchase the Luxor percentage interest in exchange for a number of shares of our Class A common stock (or, at our election, a cash equivalent) that is equal to 15% multiplied by the then existing Luxor percentage interest multiplied by the then outstanding number of shares of our Class A common stock (assuming the conversion immediately prior thereto of the then outstanding convertible notes and Series C convertible preferred stock).

The put/call agreement also provides that the members of RCS Capital Management (who are also the members of RCAP Holdings, AR Capital, LLC and RCS Holdings, LLC, an intermediate holding company wholly owned by us formed to own our operating subsidiaries) may elect to purchase all of the Luxor percentage interest offered to us upon exercise of the Luxor put or our call right for an amount equal to the value of the Class A common stock required to be delivered by us for cash, shares of our Class A common stock or a combination thereof. If we are prohibited by the bank facilities from purchasing the Luxor percentage interest, the members of RCS Capital Management will be required to purchase the Luxor percentage interest under the same terms.

The selling stockholders have certain other rights in their capacities as holders of outstanding convertible notes. The resale of the convertible notes and the shares of Class A common stock issuable upon conversion of the convertible notes or upon exercise of the put right under the PCA has been registered pursuant to a Registration Statement on Form S-3 (File No. 333-197148), filed with the Securities and Exchange Commission on July 1, 2014, which we refer to as the existing Luxor registration statement.

The following table provides the names of the selling stockholders, the number or amount of securities of each class of our securities offered beneficially owned by such selling stockholders, the amount to be offered for such selling stockholders’ account, the amount and (if one percent or more) the percentage of the class to be owned by such selling stockholder after completion of the offering. The percentage ownership is determined for each selling stockholder based on its beneficial ownership as determined in accordance with the rules of the SEC and by taking into account, as applicable, only the issuance of shares of our Class A common stock upon conversion of Series C convertible preferred stock notes beneficially owned by such selling stockholder, only the issuance of shares of our Class A common stock issuable upon exercise of the put right with respect to the Luxor percentage interest attributable to such selling stockholder and only the issuance of shares of Class A common stock to be issued upon conversion of Series A convertible preferred stock on February 23, 2015 beneficially owned by such selling stockholder.

The beneficial ownership of shares of our Class A common stock is also subject to the ownership limits contained in the Series C COD described under “Description of Capital Stock — 7% Series C Convertible Preferred Stock — Ownership Limits.” Substantially similar ownership limits will be contained in the indenture governing the convertible notes when it is amended pursuant to the requirements of the securities exchange agreement.

Name(1)	No. of Shares of Class A Common Stock Beneficially Owned Before Offering	% of Class A Common Stock Before Offering	% of Combined Voting Power Before Offering(2)	No. of Shares of Class A Common Stock Offered(3)	No. of Shares of Class A Common Stock Beneficially Owned After Offering	% of Class A Common Stock After Offering	% of Combined Voting Power After Offering(2)	No. of Shares of Series B Preferred Stock Offered(4)	% of Series B Preferred Stock	No. of Shares of Series C Convertible Preferred Stock Offered(4)	% of Series C Convertible Preferred Stock
Luxor Capital Partners, LP(5)	9,933,502	12.60%	6.30%	3,433,833	6,761,172	8.02%	4.01%	2,137,347	36.86%	1,621,436	36.86%
Luxor Capital Partners Offshore Master Fund, LP(6)	10,486,201	13.23%	6.62%	4,309,868	6,504,549	7.75%	3.88%	2,682,625	46.25%	2,035,094	46.25%
Luxor Spectrum Offshore Master Fund, LP(7)	762,289	1.04%	*	320,748	465,967	*	*	199,646	3.44%	151,456	3.44%
Luxor Wavefront, LP(8)	2,157,235	2.91%	1.46%	907,763	1,318,602	1.61%	*	565,026	9.74%	428,640	9.74%
OC 19 Master Fund, L.P. – LCG(9)	822,227	1.12%	*	345,988	502,587	*	*	215,356	3.71%	163,374	3.71%

*	Less than 1%.
(1)	Selling stockholders that are entities may distribute registered securities to the holders of their equity interests prior to sale under this prospectus. The selling stockholders also may include persons who are donees, pledgees or successors-in-interest of the listed selling stockholders.
(2)	Holders of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Our certificate of incorporation provides that so long as any of our Class B common stock remains outstanding, the holders of our Class B common stock will have a majority of the voting power of our outstanding common stock, and thereby control our company. RCAP Holdings holds the sole outstanding share of our Class B common stock and controls one vote more than the majority of the combined voting power of our company.
(3)	Represents number of shares of our Class A common stock issuable upon conversion of (i) the aggregate liquidation preference of shares of Series C convertible preferred stock through December 31, 2014, plus (ii) the amount to be added to aggregate liquidation preference on future dividend payment dates through and including January 11, 2016 assuming dividends are not paid in cash on such dividend payment dates.
(4)	The selling stockholders own and are offering all of the shares of Series B preferred stock and Series C convertible preferred stock that are currently outstanding.
(5)	Luxor Capital Partners, LP directly holds: (i) 3,737,944 shares of our Class A common stock (including shares purchased on the open market, shares purchased in a private placement that are currently registered for resale under the existing Luxor registration statement and shares issued or to be issued upon conversion of Series A convertible preferred stock that are currently registered for resale under the existing Luxor registration statement); (ii) 1,621,436 shares of Series C convertible preferred stock, which are convertible into 3,172,330 shares of our Class A common stock based on the $41,240,303 aggregate liquidation preference of such shares of Series C convertible preferred stock through December 31, 2014; (iii) $44,232,000 aggregate principal amount of convertible notes, which are convertible into 2,088,385 shares of our Class A common stock; and (iv) 934,843 shares of our Class A common stock issuable upon exercise of the Luxor put. Luxor Capital Group LP, or Luxor Capital, as the investment manager of Luxor Capital Partners, LP, has voting and investment discretion over securities held by Luxor Capital Partners, LP. Christian Leone, in his capacity as the CEO of Luxor Capital, makes voting and investment decisions on behalf of Luxor Capital in its capacity as investment manager to Luxor Capital Partners, LP.

(6)	Luxor Capital Partners Offshore Master Fund, LP directly holds: (i) 3,884,436 shares of our Class A common stock (including shares purchased on the open market, shares purchased in a private placement that are currently registered for resale under the existing Luxor registration statement and shares issued or to be issued upon conversion of Series A convertible preferred stock that are currently registered for resale under the existing Luxor registration statement); (ii) 2,035,094 shares of Series C convertible preferred stock, which are convertible into 3,981,652 shares of our Class A common stock based on the $51,761,473 aggregate liquidation preference of such shares of Series C convertible preferred stock through December 31, 2014; and (iii) $55,494,000 aggregate principal amount of convertible notes, which are convertible into 2,620,113 shares of our Class A common stock. Luxor Capital as the investment manager of Luxor Capital Partners Offshore Master Fund, LP has voting and investment discretion over securities held by Luxor Capital Partners Offshore Master Fund, LP. Christian Leone, in his capacity as the CEO of Luxor Capital, makes voting and investment decisions on behalf of Luxor Capital in its capacity as investment manager to Luxor Capital Partners Offshore Master Fund, LP.
(7)	Luxor Spectrum Offshore Master Fund, LP directly holds: (i) 270,924 shares of our Class A common stock (including shares purchased on the open market, shares purchased in a private placement that are currently registered for resale under the existing Luxor registration statement and shares issued or to be issued upon conversion of Series A convertible preferred stock that are currently registered for resale under the existing Luxor registration statement); (ii) 151,456 shares of Series C convertible preferred stock, which are convertible into 296,322 shares of our Class A common stock based on the $3,852,182 aggregate liquidation preference of such shares of Series C convertible preferred stock through December 31, 2014; and (iii) $4,131,000 aggregate principal amount of convertible notes, which are convertible into 195,043 shares of our Class A common stock. Luxor Capital as the investment manager of Luxor Spectrum Offshore Master Fund, LP has voting and investment discretion over securities held by Luxor Spectrum Offshore Master Fund, LP. Christian Leone, in his capacity as the CEO of Luxor Capital, makes voting and investment decisions on behalf of Luxor Capital in its capacity as investment manager to Luxor Spectrum Offshore Master Fund, LP.
(8)	Luxor Wavefront, LP directly holds: (i) 766,761 shares of our Class A common stock (including shares purchased on the open market, shares purchased in a private placement that are currently registered for resale under the existing Luxor registration statement and shares issued or to be issued upon conversion of Series A convertible preferred stock that are currently registered for resale under the existing Luxor registration statement); (ii) 428,640 shares of Series C convertible preferred stock, which are convertible into 838,633 shares of our Class A common stock based on the $10,902,227 aggregate liquidation preference of such shares of Series C convertible preferred stock through December 31, 2014; and (iii) $11,688,000 aggregate principal amount of convertible notes, which are convertible into 551,841 shares of our Class A common stock. Luxor Capital, as the investment manager of Luxor Wavefront, LP, has voting and investment discretion over securities held by Luxor Wavefront, LP. Christian Leone, in his capacity as the CEO of Luxor Capital, makes voting and investment decisions on behalf of Luxor Capital in its capacity as investment manager to Luxor Wavefront, LP.
(9)	OC 19 Master Fund, L.P. — LCG directly holds: (i) 292,247 shares of our Class A common stock (including shares purchased on the open market, shares purchased in a private placement that are currently registered for resale under the existing Luxor registration statement and shares issued or to be issued upon conversion of Series A convertible preferred stock that are currently registered for resale under the existing Luxor registration statement); (ii) 163,374 shares of Series C convertible preferred stock, which are convertible into 319,640 shares of our Class A common stock based on the $4,155,319 aggregate liquidation preference of such shares of Series C convertible preferred stock through December 31, 2014; and (iv) $4,455,000 aggregate principal amount of convertible notes, which are convertible into 210,340 shares of our Class A common stock. Luxor Capital as the investment manager of OC 19 Master Fund, L.P. — LCG has voting and investment discretion over securities held by OC 19 Master Fund, L.P. — LCG. Christian Leone, in his capacity as the CEO of Luxor Capital, makes voting and investment decisions on behalf of Luxor Capital in its capacity as investment manager to OC 19 Master Fund, L.P. — LCG.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of the registered securities beneficially owned by them and offered hereby directly or through one or more underwriters, broker-dealers or agents. The selling stockholders will be responsible for any underwriting discounts or agent’s commissions. The registered securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	on the NYSE or any other national securities exchange or quotation service on which the registered securities may be listed or quoted at the time of sale;
•	in the over-the-counter market;
•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•	through the writing of options, whether such options are listed on an options exchange or otherwise;
•	through ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	through block trades in which the broker-dealer will attempt to sell the registered securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	in an exchange distribution in accordance with the rules of the applicable exchange;
•	in privately negotiated transactions;
•	through the settlement of short sales;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The selling stockholders also may sell registered securities under Rule 144 promulgated under the Securities Act rather than under this prospectus or any related prospectus supplement.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers which may engage in short sales of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders also may sell shares short and deliver the shares to close out such short position. The selling stockholders also may enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus or any related prospectus supplement.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. If the selling stockholders effect such transactions through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of our common stock for whom they may act as agent or to whom they may sell as principal, or both (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be less than or in excess of those customary in the types of transactions involved).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any compensation received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. While neither we nor any selling stockholder can presently estimate the amount of such compensation, in compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the aggregate maximum discount, commission, agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any related prospectus supplement or pricing supplement, as the case may be.

Pursuant to the securities exchange agreement, we have agreed to indemnify certain of the selling stockholders against certain liabilities, including liabilities arising under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of shares of common stock against certain liabilities, including liabilities arising under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the NYSE pursuant to Rule 153 under the Securities Act.

The selling stockholders will be subject to the Exchange Act, including Regulation M promulgated thereunder, which may limit the timing of purchases and sales of registered securities by the selling stockholders and their affiliates.

Upon being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer or underwriter for the sale of registered securities through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s) or underwriter(s), (ii) the number of shares of registered securities involved, (iii) the price at which such shares were or will be sold, (iv) the commissions paid or to be paid or discounts or concessions allowed to such broker-dealer(s) or underwriter(s), where applicable, (v) that, as applicable, such broker-dealer(s) or underwriter(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (iv) other facts material to the transaction.

There can be no assurance that the selling stockholders will sell any or all of the registered securities registered pursuant to the registration statement, of which this prospectus or any related prospectus supplement forms a part.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is a summary and is qualified in its entirety by reference to our third amended and restated certificate of incorporation, which we refer to as our certificate of incorporation, and our second amended and restated by-laws, which we refer to as our by-laws, which are incorporated by reference into the registration statement of which this prospectus forms a part, and by applicable law. See “Where You Can Find More Information.” Under our certificate of incorporation, the purpose of our company is to engage in any lawful act for which corporations may be organized under the Delaware General Corporation Law, or DGCL.

Our authorized capital stock consists of 100 million shares of Class A common stock, par value $0.001 per share, 100 million shares of Class B common stock, par value $0.001 per share, and 100 million shares of preferred stock, par value $0.001 per share. The issuance of the registered securities was authorized by resolutions of the executive committee of our board of directors.

Common Stock

Class A Common Stock

Holders of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Our certificate of incorporation provides that so long as any of our Class B common stock remains outstanding, the holders of our Class B common stock will have a majority of the voting power of our outstanding common stock, and thereby control our company.

Holders of our Class A common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Upon our dissolution or liquidation or the sale of all or substantially all our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our Class A common stock will be entitled to receive, pro rata, our remaining assets available for distribution.

Holders of our Class A common stock do not have preemptive, subscription, redemption or conversion rights.

Class B Common Stock

RCAP Holdings holds one share of our Class B common stock, which is the only share outstanding. Our certificate of incorporation provides that so long as any of our Class B common stock remains outstanding, the holders of our Class B common stock will have a majority of the voting power of our outstanding common stock, and thereby control our company.

The holder of our Class B common stock has no right to receive dividends (other than dividends consisting of shares of our Class B common stock or in rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class B common stock paid proportionally with respect to each outstanding share of our Class B common stock) or to receive a distribution upon the dissolution, liquidation or sale of all or substantially all our assets.

Voting

Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of Class A common stock and Class B common stock present in person or represented by proxy, voting together as a single class. Notwithstanding the foregoing, amendments affecting rights of Class B common stock must be approved by majority of the shares of Class B common stock voting as a separate class, and any amendment to our certificate of incorporation to increase or decrease the authorized shares of any class of common stock must be approved upon the affirmative vote of the holders of a majority of the shares of Class A common stock and Class B common stock, voting together as a single class.

No shares of any class of common stock will be subject to redemption or will have preemptive rights to purchase additional shares of any class of common stock. All the outstanding shares of common stock are legally issued, fully paid and nonassessable.

Preferred Stock

Our certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or by any stock exchange, the authorized shares of preferred stock are available for issuance without further action by you. Our board of directors may determine, with respect to any series of preferred stock, the terms and rights of that series, including:

•	the designation of the series;
•	the number of shares of the series, which our board may, except where otherwise provided in the preferred stock designation, increase or decrease, but not below the number of shares then outstanding;
•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;
•	the dates at which dividends, if any, will be payable;
•	the redemption rights and price or prices, if any, for shares of the series;
•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;
•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;
•	whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates at which the shares will be convertible and all other terms and conditions upon which the conversion may be made;
•	restrictions on the issuance of shares of the same series or of any other class or series; and
•	the voting rights, if any, of the holders of the series.

We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders may believe is in their best interests or in which they may receive a premium for their Class A common stock over the market price of the Class A common stock.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of NYSE, which will apply so long as the Class A common stock remains listed on NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Class A common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Anti-Takeover Effects of Provisions of Delaware Law

We are a Delaware corporation subject to Section 203 of the DGCL. Section 203 provides that, subject to certain exceptions specified in the law, a Delaware corporation shall not engage in certain “business combinations” with any “interested stockholder” for a three-year period after the date of the transaction in which the person became an interested stockholder unless:

•	prior to such time, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or
•	at or subsequent to the consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the business combination is approved by our board of directors and by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years did own, 15% or more of our voting stock.

Under certain circumstances, Section 203 makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. The provisions of Section 203 may encourage companies interested in acquiring our company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Amendments to our Governing Documents

Generally, the amendment of our certificate of incorporation requires approval by our board of directors and a majority vote of stockholders, voting together as a single class. Any amendment to our by-laws requires the approval of either a majority of our board of directors or, at a stockholders’ meeting, the holders of not less than a majority of the outstanding shares of stock entitled to vote thereat. Accordingly, the holder of our Class B common stock generally will be able to approve any such amendment to our certificate of incorporation or our by-laws.

In addition to the approval by our board of directors and a majority vote of stockholders, voting together as a single class, the affirmative approval of the holders of at least a majority of Series B preferred stock then outstanding is required to amend, alter or repeal any of the provisions of the Series B COD, our certificate of incorporation or our by-laws so as to materially and adversely affect the powers, designations, preferences and rights of the Series B preferred stock. See “— 11% Series B Preferred Stock — Voting Rights.”

In addition to the approval by our board of directors and a majority vote of stockholders, voting together as a single class, the affirmative approval of the holders of at least a majority of Series C convertible preferred stock then outstanding is required to amend, alter or repeal any of the provisions of the Series C COD, our certificate of incorporation or our by-laws so as to materially and adversely affect the powers, designations, preferences and rights of the Series C convertible preferred stock or change the size of our board of directors. See “— 7% Series C Convertible Preferred Stock — Voting Rights.”

7% Series A Convertible Preferred Stock

On April 29, 2014, we issued the Series A convertible preferred stock, designated as the 7% Series A Convertible Preferred Stock pursuant to a certificate of designation filed with the Secretary of State of the State of Delaware on the same date. You may request a copy of the certificate of designation from us as described under “Incorporation of Certain Documents by Reference.”

Following the completion of the transactions contemplated by the securities exchange agreement, there are no longer any shares of Series A convertible stock outstanding.

11% Series B Preferred Stock

On December 19, 2014, we issued the Series B preferred stock, designated as the 11% Series B Preferred Stock pursuant to the Series B COD filed with the Secretary of State of the State of Delaware on the same date. The 5,800,000 shares of Series B preferred stock with an aggregate initial liquidation preference of $145,000,000 were issued by us to the selling stockholders pursuant to the securities exchange agreement. The following description is a summary of the material provisions of the Series B preferred stock and the Series B COD and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the Series B COD, including the definitions of certain terms used therein. We urge you to read this document because it, and not this description, defines the rights of a holder of the Series B preferred stock.

You may request a copy of the Series B COD from us as described under “Incorporation of Certain Documents by Reference.”

No holder of shares of Series B preferred stock are entitled to any preemptive rights with respect to any securities of our company.

The shares of Series B preferred stock have no stated maturity and are not subject to any sinking fund. The shares of Series B preferred stock will remain outstanding indefinitely unless they are redeemed under the circumstances described below in “— Redemption” or we otherwise repurchase them.

Dividends

The holders of shares of Series B preferred stock are entitled to receive dividends, when and as declared by the board of directors, out of funds legally available for the payment of dividends. If paid in cash, dividends on shares of Series B preferred stock accrue quarterly at 11.00% per annum of the liquidation preference. To the extent a quarterly dividend is not paid in cash on the applicable dividend payment date, then such dividend not paid in cash for such period will accrue at 12.50% per annum of the liquidation preference and the amount of such accrued dividend will be automatically added to the aggregate liquidation preference.

Dividend payment dates are the 11th calendar day of each of January, April, July and October, commencing on January 11, 2015. If any dividend payment date falls on any day other than a business day, the dividend payment due on such dividend payment date shall be paid or automatically added to the aggregate liquidation preference on the first business day immediately following such dividend payment date. Each dividend payable in cash shall be payable in arrears to the holders of record of the Series B preferred stock on each record date determined by our board of directors, which shall not be more than 30 days preceding the applicable dividend payment date.

The initial dividend payment payable on January 12, 2015 included an additional $1,942,658, representing 56.9% of the accrued and unpaid dividends on shares of Series A convertible preferred stock exchanged pursuant to the securities exchange agreement through and including December 19, 2014.

Liquidation Preference

The initial liquidation preference of shares of Series B preferred stock was $25.00 per share. Any dividends that are not paid in cash on an applicable dividend payment date are automatically added to the aggregate liquidation preference on such applicable dividend payment date. Accordingly, on January 12, 2015, the first dividend payment date when dividends were not paid in cash, the liquidation preference increased to approximately $25.49 per share. At the present time, we do not expect to pay cash dividends on the Series B preferred stock on future quarterly dividend payment dates, as our ability to pay cash dividends is restricted due to the negative covenants that are contained in the bank facilities and the indenture governing the convertible notes, which prohibit payment of dividends by us and our operating subsidiaries, subject to certain limited exceptions. See “Risk Factors — Risks Related to the Series B Preferred Stock and the Series C Convertible Preferred Stock — Our ability to pay cash dividends on the Series B preferred stock and the Series C convertible preferred stock is restricted.”

In the event of (A) a dissolution or winding up of our company, whether voluntary or involuntary, (B) a consolidation or merger of our company with and into one or more entities which are not our affiliates which results in a Change of Control, or (C) a sale or transfer of all or substantially all of our assets other than to an affiliate of our company, before any payment or distribution of the assets of our company (whether capital or surplus) shall be made to or set apart for the holders of Junior Shares (as defined below under “— Rank”), the holders of shares of Series B preferred stock are entitled (subject to the rights of such holders in connection with a consolidation or merger of our company with one or more entities that are not its affiliates which results in a Change of Control and as a result of which our company is not the surviving entity described below under “— Redemption”) to receive an amount equal to the greater of: (i) the liquidation preference plus an amount equal to all accrued and unpaid dividends from the date immediately following the immediately preceding dividend payment date to the date of the final distribution to such holder; and (ii) an amount per share of Series B preferred stock equal to the amount or consideration which would have been payable had each share of Series B preferred stock been converted into shares of our Class A common stock as described below under “— Conversion Rights.”

A “Change of Control” shall be deemed to have occurred if any of the following occurs: (a) any “person” or “group” as defined in Rules 13d-3 and 13d-5 under the Exchange Act (other than RCAP Holdings or its affiliates) is or becomes the beneficial owner, directly or indirectly, of shares of our Class A common stock, voting or otherwise, representing 50% or more of the total voting power or economic interests of all outstanding classes of our common stock, voting or otherwise; or (b) we consolidate with, or merge with or into, another person or we sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our assets, or any person consolidates with, or merges with or into, our company, in any such event other than pursuant to a transaction in which the persons that beneficially owned, directly or indirectly, our voting stock immediately prior to such transaction beneficially own, directly or indirectly, shares of the voting stock representing at least a majority of the total voting power of all outstanding classes of voting stock of our company or of the continuing, surviving or transferee person (or any parent thereof) immediately after giving effect to such transaction.

Rank

The Series B preferred stock ranks, with respect to rights to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of our company,

(1)	senior to all Class A common stock and to all other equity securities of our company other than equity securities referred to in clauses (2) and (3) of this sentence (“Junior Shares”);
(2)	on a parity with the Series C convertible preferred stock and all other equity securities of our company the terms of which specifically provide that such equity securities rank on a parity with the Series B preferred stock; and
(3)	junior to all equity securities of our company the terms of which specifically provide that such equity securities rank senior to the Series B preferred stock (“Senior Shares”).

Redemption

At any time prior to June 12, 2016, we have the right to redeem all, but not less than all, of the outstanding shares of Series B preferred stock for cash at a redemption price equal to the aggregate liquidation preference plus accrued and unpaid dividends from the date immediately following the immediately preceding dividend payment date to the date of redemption.

Starting on December 12, 2022, we will have a right to redeem, and holders of shares of Series B preferred stock will have a right to cause us to redeem, all or a part of the outstanding shares of Series B preferred stock for cash at a redemption price equal to the aggregate liquidation preference plus accrued and unpaid dividends from the date immediately following the immediately preceding dividend payment date to the date of redemption. If any redemption by us would result in less than $35,000,000 in aggregate liquidation preference of Series B preferred stock remaining outstanding, then we will be required to redeem all (and not less than all) of the outstanding shares of Series B preferred stock.

The shares of Series B preferred stock are also redeemable in connection with a consolidation or merger of our company with one or more entities that are not its affiliates which results in a Change of Control and as a result of which our company is not the surviving entity. In such circumstances, we have the right to elect, by delivering prior written notice, to redeem any or all of the outstanding Series B preferred stock for an amount per share equal to the liquidation preference. If we do not exercise our redemption right in such circumstances, each holder of Series B preferred stock shall have the right to elect, by delivering written notice to us not less than five business days prior to such merger or consolidation, to require us to make provision for such holder’s Series B preferred stock to be assumed by the surviving entity. Upon a merger or consolidation of our company with one or more entities that are its affiliates, we shall similarly make a provision for the shares of Series B preferred stock to be assumed by the surviving entity.

Conversion Rights

The holders of shares of Series B preferred stock do not have any conversion rights.

Voting Rights

Holders of the Series B preferred stock do not have any voting rights with respect to matters holders of common stock are entitled to vote on. As to matters upon which holders of Series B preferred stock are entitled to vote, each share is entitled to one vote per share.

So long as any Series B preferred stock remains outstanding and without the affirmative approval of at least a majority of Series B preferred stock and Series C convertible preferred stock then outstanding, voting as a single class, we shall not, directly or indirectly (including through merger or consolidation with any other corporation) and shall not permit any of our subsidiaries to:

(1)	authorize or approve the issuance of any shares of, or of any security convertible into, or convertible or exchangeable for, shares of preferred stock or any other capital stock of our company, ranking senior to or on a parity with the Series B preferred stock (other than (A) the Series C convertible preferred stock and (B) any such senior or parity shares that are not redeemable, except for a Change of Control, delisting event, or similar event, by the holder or, with respect to Senior Shares, are not convertible and are not equity linked) in the payment of dividends or in the distribution of assets upon liquidation, dissolution or winding up of the affairs of our company or authorize or create, or increase the authorized number of, any class or series of capital stock of our company the shares of which rank senior to or on a parity with the Series B preferred stock (other than (A) the Series C convertible preferred stock and (B) any such senior or parity shares that are not redeemable, except for a Change of Control, delisting event, or similar event, by the holder or, with respect to Senior Shares, are not convertible and are not equity linked) in the payment of dividends or in the distribution of assets upon liquidation (complete or partial), dissolution or winding up of the affairs of our company or any security convertible into, or convertible or exchangeable for, shares of any such class or series (other than any increase in the authorized number of Series B preferred stock);
(2)	enter into any transaction or series of related transactions with any affiliate of ours or any of its subsidiaries, other than in the ordinary course of business and on terms and conditions substantially as favorable to our company or such subsidiary as would reasonably be obtained by our company or such subsidiary at that time in a comparable arm’s-length transaction with a person other than an affiliate; or
(3)	contract, create, incur, assume or suffer to exist any indebtedness or guarantee any such indebtedness with an aggregate value of more than 4.0 times LTM Adjusted EBITDA (as such term is defined in the Series B COD and the Series C COD).

In addition, the approval of at least a majority of Series B preferred stock then outstanding is required to amend, alter or repeal any of the provisions of the Series B COD, our certificate of incorporation or our by-laws so as to materially and adversely affect the powers, designations, preferences and rights of the Series B preferred stock.

7% Series C Convertible Preferred Stock

On December 19, 2014, we issued the Series C convertible preferred stock, designated as the 7% Series C Convertible Preferred Stock pursuant to the Series C COD filed with the Secretary of State of the State of Delaware on the same date. The 4,400,000 shares of Series C convertible preferred stock with an aggregate initial liquidation preference of $110,000,000 were issued by us to the selling stockholders pursuant to the securities exchange agreement. The following description is a summary of the material provisions of the Series C convertible preferred stock and the Series C COD and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the Series C COD, including the definitions of certain terms used therein. We urge you to read this document because it, and not this description, defines the rights of a holder of the Series C convertible preferred stock.

You may request a copy of the Series C COD from us as described under “Incorporation of Certain Documents by Reference.”

No holder of shares of Series C convertible preferred stock is entitled to any preemptive rights with respect to any securities of our company.

The shares of Series C convertible preferred stock have no stated maturity and are not subject to any sinking fund. The shares of Series C convertible preferred stock will remain outstanding indefinitely unless they are redeemed under the circumstances described below in “— Redemption” or we otherwise repurchase them or they are converted into shares of our Class A common stock as described below under “— Conversion Rights.”

Dividends

The holders of shares of Series C convertible preferred stock are entitled to receive dividends, when and as declared by the board of directors, out of funds legally available for the payment of dividends. If paid in cash, dividends on shares of Series C convertible preferred stock accrue quarterly at 7.00% per annum of the liquidation preference. To the extent a quarterly dividend is not paid in cash on the applicable dividend payment date, then such dividend not paid in cash for such period will accrue at 8.00% per annum of the liquidation preference and the amount of such accrued dividend will be automatically added to the aggregate liquidation preference. We are only allowed to pay dividends in cash pro rata (based on the aggregate amount of dividends on the Series B preferred stock for such dividend period) with the payment of dividends in cash on the Series B preferred stock on the relevant dividend payment date for the Series B preferred stock.

Dividend payment dates are the 11th calendar day of each of January, April, July and October, commencing on January 11, 2015. If any dividend payment date falls on any day other than a business day, the dividend payment due on such dividend payment date shall be paid or automatically added to the aggregate liquidation preference on the first business day immediately following such dividend payment date. Each dividend payable in cash shall be payable in arrears to the holders of record of the Series C convertible preferred stock on each record date determined by our board of directors, which shall not be more than 30 days preceding the applicable dividend payment date.

The initial dividend payment payable on January 12, 2015 included an additional $1,471,504, representing 43.1% of the accrued and unpaid dividends on shares of Series A convertible preferred stock exchanged pursuant to the securities exchange agreement through and including December 19, 2014.

Liquidation Preference

The initial liquidation preference of shares of Series C convertible preferred stock was $25.00 per share. Any dividends that are not paid in cash on an applicable dividend payment date are automatically added to the aggregate liquidation preference on such applicable dividend payment date. Accordingly, on January 12, 2015, the first dividend payment date when dividends were not paid in cash, the liquidation preference increased to approximately $25.43 per share. At the present time, we do not expect to pay cash dividends on the Series C convertible preferred stock on future quarterly dividend payment dates, as our ability to pay cash dividends is restricted due to the negative covenants that are contained in the bank facilities and the indenture governing the convertible notes, which prohibit payment of dividends by us and our operating subsidiaries, subject to certain limited exceptions. See “Risk Factors — Risks Related to the Series B Preferred Stock and the Series C Convertible Preferred Stock — Our ability to pay cash dividends on the Series B preferred stock and the Series C convertible preferred stock is restricted.”

In the event of (A) a dissolution or winding up of our company, whether voluntary or involuntary, (B) a consolidation or merger of our company with and into one or more entities which are not our affiliates which results in a Change of Control, or (C) a sale or transfer of all or substantially all of our assets other than to an affiliate of our company, before any payment or distribution of the assets of our company (whether capital or surplus) shall be made to or set apart for the holders of Junior Shares (as defined below under “— Rank”), the holders of shares of Series C convertible preferred stock are entitled (subject to the rights of such holders in connection with a consolidation or merger of our company with one or more entities that are not its affiliates which results in a Change of Control and as a result of which our company is not the surviving entity described below described below under “— Redemption”) to receive an amount equal to the greater of: (i) the liquidation preference plus an amount equal to all accrued and unpaid dividends from the date immediately following the immediately preceding dividend payment date to the date of the final distribution to such holder; and (ii) an amount per share of Series C convertible preferred stock equal to the amount or consideration which would have been payable had each share of Series C convertible preferred stock been converted into shares of our Class A common stock as described below under “— Conversion Rights.”

“Change of Control” has the same meaning under the Series C COD as it does under the Series B COD. See “— 11% Series B Preferred Stock — Liquidation Preference.”

Rank

The Series C convertible preferred stock ranks, with respect to rights to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of our company,

(1)	senior to all Class A common stock and to all other equity securities of our company other than equity securities referred to in clauses (2) and (3) of this sentence (“Junior Shares”);
(2)	on a parity with the Series B preferred stock and all other equity securities of our company the terms of which specifically provide that such equity securities rank on a parity with the Series C convertible preferred stock; and
(3)	junior to all equity securities of our company the terms of which specifically provide that such equity securities rank senior to the Series C convertible preferred stock (“Senior Shares”).

Redemption

Starting on December 12, 2022, we will have a right to redeem, and holders of shares of Series C convertible preferred stock will have a right to cause us to redeem, all or a part of the outstanding shares of Series C convertible preferred stock for cash at a redemption price equal to the aggregate liquidation preference plus accrued and unpaid dividends from the date immediately following the immediately preceding dividend payment date to the date of redemption. If any redemption by us would result in less than $35,000,000 in aggregate liquidation preference of Series C convertible preferred stock remaining outstanding, then we will be required to redeem all (and not less than all) of the outstanding shares of Series C convertible preferred stock.

The shares of Series C convertible preferred stock are also redeemable in connection with a consolidation or merger of our company with one or more entities that are not its affiliates which results in a Change of Control and as a result of which our company is not the surviving entity. In such circumstances, we have the right to elect, by delivering prior written notice, to redeem any or all of the outstanding Series C convertible preferred stock for an amount per share equal to the liquidation preference. If we do not exercise our redemption right in such circumstances, each holder of Series C convertible preferred stock shall have the right to elect, by delivering written notice to us not less than five business days prior to such merger or consolidation, to require us to make provision for such holder’s Series C convertible preferred stock to be assumed by the surviving entity. Upon a merger or consolidation of our company with one or more entities that are its affiliates, we shall similarly make a provision for the shares of Series C convertible preferred stock to be assumed by the surviving entity.

Conversion Rights

The holders of shares of Series C convertible preferred stock have the right, at any time at their option, to convert some or all of their shares of Series C convertible preferred stock into the number of shares of our Class A common stock, obtained by dividing the aggregate liquidation preference of such shares plus an amount equal to all accrued and unpaid dividends from the date immediately following the immediately preceding dividend payment date to the date of conversion by an initial conversion price of $13.00, which will be adjustable upon the occurrence of certain events and transactions to prevent dilution as described under “— Adjustments to Conversion Price to Prevent Dilution.” Cash is paid in lieu of fractional shares.

At any time following December 19, 2016, if (A) both the one-day volume-weighted average price and the daily closing price of our Class A common stock are in excess of $50.66 (as adjusted for Common Share Events, as defined in “— Adjustments to Conversion Price to Prevent Dilution”) and (B) shares of our Class A common stock with an aggregate value of at least $10,000,000 have been traded for 30 consecutive full trading days, we have the right to require the conversion of any amount (subject to the limitations described below in “— Ownership Limits”) of shares of Series C convertible preferred stock into shares of our Class A common stock at the conversion price applicable on the date we provide written notice of exercise of our conversion right in accordance with the Series C COD. This right may not be exercised by us more than two times in any 12-month period.

Adjustments to Conversion Price to Prevent Dilution

The conversion price shall be adjusted according to formulas provided in the Series C COD to prevent dilution from time to time upon the occurrence of certain events described in more detail below.

As used in this section, “current market price” means, with respect to our Class A common stock, on any date specified herein, the average of the last reported sales prices, regular way, for each day during the period of the most recent ten consecutive trading days ending on such date.

Adjustments to the conversion price will be calculated to the nearest cent (with $.005 being rounded upward) or to the nearest one-tenth of a share (with .05 of a share being rounded upward), as the case may be. Other than adjustments for cash dividends paid on shares of Class A common stock described under “— Distributions Other than Class A Common Stock” below, we will not be required to make an adjustment in the conversion price unless the adjustment would require a change of at least 1% in the conversion price. However, we will carry forward any adjustments that are less than 1% of the conversion price and make such carried forward adjustment, regardless of whether the aggregate adjustment is less than 1%, on the conversion date for any Series C convertible preferred stock.

We are also subject to certain notice obligations related to actual and potential adjustments to the conversion price (and the events underlying them) as described in the Series C COD.

The adjustments described below are substantially similar, although not identical, to the adjustments applicable to the convertible notes.

Common Stock Events.  If we (A) pay a dividend or make a distribution on shares of our capital stock in Class A common stock, (B) subdivide our outstanding Class A common stock into a greater number of shares, (C) combine our outstanding Class A common stock into a smaller number of shares or (D) issue any shares of capital stock by reclassification of our Class A common stock (the events set forth in clauses (A), (B), (C) and (D) above being hereinafter referred to as the “Common Stock Events”), the conversion price shall be adjusted so that the holder of any shares of Series C convertible preferred stock thereafter converted shall be entitled to receive the number of shares of Class A common stock that such holder would have owned or been entitled to receive after the happening of any Common Stock Event, had such Series C convertible preferred stock been converted immediately prior to the record date in the case of a dividend or distribution or the effective date in the case of a subdivision, combination or reclassification. An adjustment made pursuant to the above shall become effective immediately upon the opening of business on the day next following the record date in the case of a dividend or distribution and shall become effective immediately upon the opening of business on the day next following the effective date in the case of a subdivision, combination or reclassification.

Rights, Options or Warrants.  If we issue rights, options or warrants to all holders of Class A common stock entitling them (for a period expiring within 45 days after the record date mentioned below) to subscribe for or purchase Class A common stock at a price per share less than the current market price per share on the record date for the determination of stockholders entitled to receive such rights, options or warrants, then the conversion price shall be adjusted to equal the price determined by multiplying (A) the conversion price theretofore in effect by (B) a fraction, the numerator of which shall be the sum of (I) the amount of Class A common stock outstanding on the close of business on the date fixed for such determination and (II) the amount of Class A common stock that the aggregate proceeds to us from the exercise of such rights, options or warrants for Class A common stock would purchase at such current market price, and the denominator of which shall be the sum of (I) the amount of Class A common stock outstanding on the close of business on the date fixed for such determination and (II) the amount of additional Class A common stock offered for subscription or purchase pursuant to such rights, options or warrants. Such adjustment shall become effective immediately upon the opening of business on the day next following such record date. In determining whether any rights, options or warrants entitle the holders of Class A common stock to subscribe for or purchase Class A common stock at less than such current market price, there shall be taken into account any consideration received by us upon issuance and upon exercise of such rights, options or warrants, the value of such consideration, if other than cash, to be determined by our board of directors, whose determination shall be conclusive, absent manifest error.

Distributions Other than Class A Common Stock.  If we distribute to all holders of our Class A common stock any shares of our capital stock (other than Class A common stock), cash, assets, evidence of our indebtedness or rights, options or warrants to subscribe for or purchase any securities of our company (excluding those rights and warrants referred to in and treated under “— Rights, Options or Warrants” above, “Distributed Securities”), then in each case the conversion rate shall be adjusted so that it shall equal the price determined by multiplying (A) the conversion price in effect at such time by (B) a fraction, the numerator of which shall be the current market price per share of Class A common stock on the record date fixed for the determination of the stockholders entitled to receive such distribution less the then fair market value (as determined by our board of directors, or a committee thereof, whose determination shall be conclusive, absent manifest error and subject to the adjustment for Spin-Offs described below) of the portion of the shares of capital stock, cash, assets or evidences of indebtedness or Distributed Securities applicable to one share of Class A common stock and the denominator of which shall be the current market price per share of Class A common stock on the record date mentioned below. Such adjustment shall become effective immediately upon the opening of business on the day next following the record date for the determination of stockholders entitled to receive such distribution. For the purposes of this paragraph, the distribution of a Distributed Security, which is distributed not only to the holders of the Class A common stock on the date fixed for the determination of stockholders entitled to such distribution of such Distributed Security, but also is required to be distributed with each share of Class A common stock delivered to a person converting a share of Series C convertible preferred stock after such determination date, shall not require an adjustment of the conversion price pursuant to this paragraph; provided that on the date, if any, on which a person converting a share of Series C convertible preferred stock would no longer be entitled to receive such Distributed Security with Class A common stock (other than as a result of the termination of all such Distributed Securities), a distribution of such Distributed Securities shall be deemed to have occurred, and the conversion price shall be adjusted as provided in this paragraph (and shall be adjusted as of the date fixed for the determination of the stockholders entitled to receive such distribution, which any subsequent adjustments being reapplied as appropriate).

With respect to any such adjustment where there has been a payment of a dividend or other distribution on shares of our Class A common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit of ours (a “Spin-Off”), then if the volume-weighted average price of the capital stock or similar equity interest distributed to holders of shares of our Class A common stock applicable to one share of our Class A common stock over the 10 consecutive trading day-period beginning on the fifth trading day after the effective date of the Spin-Off exceeds the fair market value as determined by the board of directors, then the conversion price shall be re-adjusted using such volume-weighted average price as the fair market value.

The occurrence of a distribution or the occurrence of any other event as a result of which holders of shares of Series C convertible preferred stock shall not be entitled to receive rights, including exchange rights (the “Rights”), pursuant to any stockholders protective rights agreement that may be adopted by us as if such holders had converted such shares of Series C convertible preferred stock into shares of Class A common stock immediately prior to the occurrence of such distribution or event shall not be deemed a distribution of Distributed Securities for the purposes of any conversion price adjustment pursuant to the paragraph above or otherwise give rise to any conversion price adjustment; provided, however, that in lieu of any adjustment to the conversion price as a result of any such distribution or occurrence, we shall make provision so that Rights, to the extent issuable at the time of conversion of any shares of Series C convertible preferred stock into shares of Class A common stock, shall issue and attach to such Class A common stock then issued upon conversion in the amount and manner and to the extent and as provided in such stockholders protective rights agreement.

Sale or Issuance of Additional Shares.  If we issue or sell any shares of Class A common stock (other than in connection with any underwritten public offering and issuances to unaffiliated third parties for an acquisition on an arm’s-length basis) (“Additional Shares”) for a consideration per share that is less than the current market price on the business day immediately preceding the earlier of the issuance or sale, or public announcement of the issuance or sale, of such Additional Shares, then the conversion price shall be reduced to an amount determined by multiplying the conversion price in effect at such time by a fraction of which (x) the numerator is the sum of (i) the product of (A) the number of shares of Class A common stock outstanding immediately prior to such issuance or sale multiplied by (B) the greater of (1) the conversion price in effect at such time and (2) the closing price on the date preceding the earlier of the issuance or sale or public announcement of the issuance or sale of such Additional Shares (the greater of (1) and (2) above hereinafter referred to as the “Adjustment Price”) and (ii) the aggregate consideration receivable by us for the total number of shares of Class A common stock so issued or sold, and (y) the denominator equals the product of (i) the sum of (A) the total number of shares of Class A common stock outstanding immediately prior to such issuance or sale and (B) the number of additional shares of Class A common stock issued or sold, multiplied by (ii) the Adjustment Price. An adjustment made pursuant to this paragraph shall be made on the next business day following the date on which any such issuance or sale is made and shall be effective retroactively to the close of business on the date of such issuance or sale.

Exclusions.  Notwithstanding anything to the contrary discussed above, no adjustment of the conversion price will be made for (A) the issuance of any shares of Class A common stock pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of our company and the investment of additional optional amounts in shares of Class A common stock under such plan, or (B) the issuance of any shares of Class A common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us.

Conversion Transactions.  If we become party to any transaction (including without limitation a merger, consolidation, self-tender offer for all or substantially all Class A common stock outstanding or recapitalization of the Class A common stock but excluding any Common Stock Events (each of the foregoing being referred to herein as a “Conversion Transaction”)), in each case as a result of which Class A common stock shall be converted into the right to receive stock, securities or other property (including cash or any combination thereof), each share of Series C convertible preferred stock that is not redeemed or converted into the right to receive stock, securities or other property in connection with such Conversion Transaction shall thereafter be convertible into the kind and amount of shares of stock, securities and other property (including cash or any combination thereof) receivable upon the consummation of such Conversion Transaction by a holder of that number of shares of Class A common stock into which one share of Series C convertible preferred stock was convertible immediately prior to such Conversion Transaction.

Other Actions.  If we take any action affecting the shares of our Class A common stock, other than actions described above, that in the opinion of our board of directors would materially adversely affect the conversion rights of the holders of shares of Series C convertible preferred stock, the conversion price may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as our board of directors, in its sole discretion, may determine to be equitable in the circumstances.

Ownership Limits

The Series C COD includes the following limits on the number of shares of Class A common stock that may be accepted upon conversion of shares of Series C convertible preferred stock.

At any time when a holder of shares of Series C convertible preferred stock then beneficially owns 9.9% or less, but greater than 4.9%, of the shares of Class A common stock outstanding, in no event will such holder be allowed to accept shares of Class A common stock issuable upon conversion of shares of Series C convertible preferred stock that, when taken together with the shares of Class A common stock otherwise beneficially owned, collectively exceeds 9.9% of the shares of Class A common stock outstanding on the trading day immediately preceding the election to convert such shares. This ownership limitation can be waived by any holder of Series C convertible preferred stock on 65 days prior written notice to us.

At any time when a holder of shares of Series C convertible preferred stock then beneficially owns 4.9% or less of the shares of Class A common stock outstanding, in no event will such holder be allowed to accept shares of Class A common stock obtained upon conversion of shares of Series C convertible preferred stock that, when taken together with the shares of Class A common stock otherwise held, collectively exceeds 4.9% of the shares of Class A common stock outstanding on the trading day immediately preceding the election to convert such shares. This ownership limitation can be waived by any holder of Series C convertible preferred stock on 65 days prior written notice to us.

In no event will a holder of shares of Series C convertible preferred stock be allowed to accept shares of Class A common stock issuable upon conversion of shares of Series C convertible preferred stock that that would result in that holder owning an aggregate number of shares of Class A common stock, when taken together with any other shares of Class A common stock then held by such holder and persons aggregated with such holder under the rules of FINRA, in excess of 24.9% of the shares of Class A common stock outstanding on the trading day immediately preceding the election to convert such shares, unless such ownership of shares of Class A common stock in excess of 24.9% is duly approved in advance by FINRA.

All the ownership limits described above will be adjusted as appropriate for share splits, share dividends, combinations, recapitalizations and the like and taking into account the number of shares of Class A Common Stock resulting from such conversion.

Luxor Board Rights

Until Luxor and its affiliates no longer collectively own a majority of the outstanding Series C convertible preferred stock, the holders of a majority of the outstanding Series C convertible preferred stock are entitled to elect one director and to designate one observer to our board of directors. After Luxor and its affiliates no longer collectively own a majority of the outstanding Series C convertible preferred stock, this right and the terms of office of the independent director and the board observer shall automatically terminate, and the authorized number of directors constituting the board of directors shall thereupon be reduced accordingly.

Until Luxor and its affiliates no longer collectively own a majority of the outstanding Series C convertible preferred stock, if and whenever at any time or times there is a Bankruptcy Event (as defined in the Series C COD) or an acceleration of our outstanding obligations under the bank facilities, then the number of directors constituting our board of directors shall, without further action, be increased by one and the holders of a majority of the outstanding Series C convertible preferred stock shall have the exclusive right to elect an additional director to fill such newly created directorship. If the Bankruptcy Event or acceleration event no longer exists or has been waived, cured, discharged or rescinded or Luxor and its affiliates no longer collectively own a majority of the outstanding Series C convertible preferred stock, the terms of office of the additional director shall automatically terminate, and the authorized number of directors constituting the board of directors shall thereupon be reduced accordingly.

Notwithstanding the foregoing, the holders of the Series C convertible preferred stock shall not at any time be entitled to appoint a number of members of the board of directors which would constitute 50% or more of the total number of members of the board of directors.

Voting Rights

Holders of the Series C convertible preferred stock do not have any voting rights with respect to matters holders of common stock are entitled to vote on. As to matters upon which holders of Series C convertible preferred stock are entitled to vote, each share is entitled to one vote per share.

So long as any Series C convertible preferred stock remains outstanding, without the affirmative approval of the holders of at least a majority of Series B preferred stock and Series C convertible preferred stock then outstanding, voting as a single class, we shall not, directly or indirectly (including through merger or consolidation with any other corporation) and shall not permit any of our subsidiaries to:

(1)	authorize or approve the issuance of any shares of, or of any security convertible into, or convertible or exchangeable for, shares of preferred stock or any other capital stock of our company, which shares rank senior to or on a parity with the Series C convertible preferred stock (other than (A) the Series B preferred stock and (B) any such senior or parity shares that are not redeemable, except for a Change of Control, delisting event, or similar event, by the holder or, with respect to Senior Shares, are not convertible and are not equity linked) in the payment of dividends or in the distribution of assets upon liquidation, dissolution or winding up of the affairs of our company (other than the issuance of Additional Shares as described under “— Adjustments to Conversion Price to Prevent Dilution — Sale or Issuance of Additional Shares”) or authorize or create, or increase the authorized number of, any class or series of capital stock of our company the shares of which rank senior to or on a parity with the Series C convertible preferred stock (other than (A) the Series B preferred stock and (B) any such senior or parity shares that are not redeemable, except for a Change of Control, delisting event, or similar event, by the holder or, with respect to Senior Shares, are not convertible and are not equity linked) in the payment of dividends or in the distribution of assets upon liquidation (complete or partial), dissolution or winding up of the affairs of our company or any security convertible into, or convertible or exchangeable for, shares of any such class or series (other than any increase in the authorized number of Series C convertible preferred stock);
(2)	enter into any transaction or series of related transactions with any affiliate of ours or any of its subsidiaries, other than in the ordinary course of business and on terms and conditions substantially as favorable to our company or such subsidiary as would reasonably be obtained by our company or such subsidiary at that time in a comparable arm’s-length transaction with a person other than an affiliate; or
(3)	contract, create, incur, assume or suffer to exist any indebtedness or guarantee any such indebtedness with an aggregate value of more than 4.0 times LTM Adjusted EBITDA (as such term is defined in the Series B COD and the Series C COD).

In addition, the affirmative approval of the holders of at least a majority of Series C convertible preferred stock then outstanding is required to amend, alter or repeal any of the provisions of the Series C COD, our certificate of incorporation or our by-laws so as to materially and adversely affect the powers, designations, preferences and rights of the Series C convertible preferred stock or change the size of our board of directors.

Listing

Our Class A common stock is listed on NYSE under the symbol “RCAP.” We do not intend to apply for listing of our Class B common stock, the Series B preferred stock or the Series C convertible preferred stock on any national securities exchange or other nationally recognized trading system.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is Computershare Trust Company, N.A.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations relevant to the ownership and disposition of the Series B preferred stock, the ownership, disposition and conversion of the Series C convertible preferred stock and the ownership and disposition of shares of our Class A common stock, including shares of our Class A common stock received upon conversion of the Series C convertible preferred stock.

This discussion is based upon Internal Revenue Code of 1986, or the Code, Treasury regulations (including temporary and proposed regulations) promulgated under the Code, which we refer to as the Treasury Regulations, and reported judicial decisions and administrative rulings in effect as of the date of this prospectus, all of which are subject to change, retroactively or prospectively, and to possibly differing interpretations. Any such change could affect the accuracy of this discussion.

This discussion does not address (i) U.S. federal taxes other than income taxes imposed under the Code or (ii) state, local or non-U.S. taxes or other laws. In addition, this discussion does not purport to address the U.S. federal income or other tax considerations applicable to the exercise of any existing holder option, including the Luxor put, or to holders of the Series B preferred stock, the Series C convertible preferred stock and shares of our Class A common stock that are subject to special treatment under U.S. federal income tax law, including, for example:

•	banks or other financial institutions;
•	partnerships or entities treated as partnerships for U.S. federal income tax purposes and investors therein, S corporations or other pass-through entities;
•	insurance companies;
•	pension plans or other tax-exempt entities, except to the extent discussed below;
•	dealers in securities or currencies;
•	traders in securities that elect to use a mark to market method of accounting;
•	persons that hold their Series B preferred stock, Series C convertible preferred stock or shares of our Class A common stock as part of a straddle, hedge, constructive sale or conversion transaction;
•	persons that do not hold their Series B preferred stock, Series C convertible preferred stock or shares of our Class A common stock as a capital asset within the meaning of Section 1221 of the Code;
•	regulated investment companies;
•	real estate investment trusts;
•	certain U.S. expatriates;
•	persons subject to the alternative minimum tax;
•	persons whose “functional currency” is other than the U.S. dollar; and
•	persons who acquired their Series B preferred stock, Series C convertible preferred stock or shares of our Class A common stock through the exercise of an employee stock option or otherwise as compensation.

Consequences to U.S. Holders

The following is a summary of material U.S. federal income tax consequences that will apply to a “U.S. Holder” of the Series B preferred stock, the Series C convertible preferred stock or shares of our Class A common stock. Generally, for purposes of this discussion, a U.S. Holder means a beneficial owner of any of the Series B preferred stock, the Series C convertible preferred stock or shares of our Class A common stock and that also is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the Unites States, any state thereof or the District of Columbia;
•	an estate whose income is subject to U.S. federal income tax regardless of its source; or
•	a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust or (ii) certain circumstances apply and the trust has validly elected to be treated as a United States person.

If a partnership or entity treated as a partnership for U.S. federal income tax purposes holds the Series B preferred stock, the Series C convertible preferred stock or shares of our Class A common stock, the U.S. federal income tax treatment of such partnership and its partners generally will depend upon the status of the partner and the activities of the partnership.

Each potential U.S. Holder should consult with its own independent tax advisor as to the U.S. federal, state, local, foreign and any other tax consequences of the ownership, conversion and disposition of the Series B preferred stock, the Series C convertible preferred stock and shares of our Class A common stock.

Consequences to U.S. Holders of Holding the Series B Preferred Stock, the Series C Convertible Preferred Stock and Shares of Our Class A Common Stock

Dividends.  Distributions with respect to the Series B preferred stock, the Series C convertible preferred stock and shares of our Class A common stock (other than certain stock distributions with respect to the Class A common stock) will be taxable as dividend income when paid to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent that the amount of distributions with respect to the Series B preferred stock, the Series C convertible preferred stock or shares of our Class A common stock exceeds our current and accumulated earnings and profits, such excess will be treated first as a tax-free return of capital to the extent of the U.S. Holder’s adjusted tax basis in such Series B preferred stock, Series C convertible preferred stock or shares of our Class A common stock, as the case may be, and thereafter as capital gain. Such gain will be long-term capital gain provided that the U.S. Holder has held such Series B preferred stock, Series C convertible preferred stock or shares of our Class A common stock, as the case may be, for more than one year as of the time of the distribution.

If dividends on the Series B preferred stock and the Series C convertible preferred stock are not paid in cash on the applicable dividend payment dates, the liquidation preference on the Series B preferred stock and the Series C convertible preferred stock, respectively, will be adjusted to reflect the accrued dividend. It is unclear whether these accrued dividends will be treated as “redemption premium”, in excess of the statutory de minimis amount, that, pursuant to Section 305(c) of the Code, must be included in taxable income on a current basis by a U.S. Holder. The applicable Treasury Regulations do not address this issue; however, such Treasury Regulations could reasonably be understood as requiring current inclusion of accrued dividends on preferred stock as a “redemption premium.” The legislative history further suggests that where the intent of the issuer is not to pay the dividends currently, the IRS may treat such accrued dividends as a disguised “redemption premium” for purposes of Section 305(c) of the Code. We intend to treat the accrual of dividends on the Series B preferred stock and on the Series C convertible preferred stock as a disguised redemption premium. As a result, a U.S. Holder would be taxable on any dividends accrued as a result of the adjustment of the liquidation preference on the Series B preferred stock and on the Series C convertible preferred stock to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes, and otherwise in the manner described in the above paragraph.

Subject to certain exceptions for short-term and hedged positions, distributions constituting dividends received by non-corporate U.S. Holders of the Series B preferred stock, the Series C convertible preferred stock or shares of our Class A common stock currently are subject to tax at reduced maximum rates. Subject to similar exceptions for short-term and hedged positions, distributions on the Series B preferred stock, the Series C convertible preferred stock and shares of our Class A common stock constituting dividend income paid to U.S. Holders that are U.S. corporations are subject to tax at ordinary corporate rates, may qualify for the dividends received deduction to the extent otherwise taxable as a dividend. A U.S. Holder of the Series B preferred stock, the Series C convertible preferred stock or shares of our Class A common stock should consult its own independent tax advisor regarding the availability of the reduced dividend rate or the dividends received deduction, as applicable, in the light of its particular circumstances.

In certain cases, a corporate U.S. Holder may be treated as having received an “extraordinary dividend,” within the meaning of Section 1059 of the Code. Such a U.S. Holder that receives an “extraordinary dividend” in respect of the Series B preferred stock, the Series C convertible preferred stock or shares of our Class A common stock generally would be required to reduce their basis in the Series B preferred stock, the Series C convertible preferred stock or shares of our Class A common stock (but not below zero) by the portion of the dividend that is not taxed because of the availability of a dividends received deduction. To the extent the non-taxed portion of such dividend exceeds the corporate U.S. Holder’s stock basis, such U.S. Holder must treat such excess as gain from the sale or exchange of the Series B preferred stock, the Series C convertible preferred stock or shares of our Class A common stock for the taxable year in which such dividend is received. Non-corporate U.S. Holders of the Series B preferred stock, the Series C convertible preferred stock or shares of our Class A common stock who receive an “extraordinary dividend” generally would be required to treat any losses on the sale of the Series B preferred stock, the Series C convertible preferred stock or shares of our Class A common stock as long-term capital losses to the extent of dividends received by them that qualify for the reduced tax rates imposed on long term capital gains.

Sale, Redemption or Other Disposition.  A U.S. Holder will generally recognize capital gain or loss on a sale, redemption, or other disposition of the Series B preferred stock, the Series C convertible preferred stock or shares of our Class A common stock equal to the difference between the amount realized upon the sale or exchange (not including any proceeds attributable to accrued and unpaid dividends, which will be taxable as described above to U.S. Holders of record) and the U.S. Holder’s adjusted tax basis in the Series B preferred stock, the Series C convertible preferred stock or shares of our Class A common stock sold or exchanged. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for the Series B preferred stock, the Series C convertible preferred stock or shares of our Class A common stock sold or exchanged is more than one year. Long-term capital gains of non-corporate taxpayers currently are taxed at reduced tax rates. The deductibility of capital losses is subject to limitations.

Notwithstanding the above, if we redeem a U.S. Holder’s Series B preferred stock or Series C convertible preferred stock, such redemption may be treated as a distribution, and therefore as a dividend to the extent of our earnings and profits (as described above), rather than as a sale or taxable disposition. A U.S. Holder’s redemption of Series B preferred stock or Series C convertible preferred stock will be treated as a “sale or exchange” for U.S. federal income tax purposes only if the redemption:

•	is “substantially disproportionate” with respect to the U.S. Holder;
•	results in a “complete termination” of the U.S. Holder’s interest in us; or
•	is “not essentially equivalent to a dividend” with respect to the U.S. Holder.

In determining whether any of the above three tests has been met, a U.S. Holder must take into account not only the shares of our stock that the U.S. Holder actually owns, but also the shares of our stock that it constructively owns within the meaning of Section 318 of the Code. Under the constructive ownership rules of Section 318 of the Code, a U.S. Holder will be considered to own those shares of our stock owned, directly or indirectly, by certain members of the U.S. Holder’s family and certain entities (such as corporations, partnerships, trusts and estates) in which the U.S. Holder has an equity interest, as well as shares of our stock the U.S. Holder has an option to purchase.

•	Substantially Disproportionate. A redemption will be “substantially disproportionate” with respect to a U.S. Holder if the percentage of any of our outstanding shares actually and constructively owned by the U.S. Holder immediately following the redemption is less than 80% of the percentage of our outstanding shares actually and constructively owned by the U.S. Holder immediately before the redemption. In no event will the redemption be substantially disproportionate with respect to a U.S. Holder that owns 50% or more of the combined voting power in us immediately following the redemption.

•	Complete Termination. A redemption would result in a “complete termination” of a U.S. Holder’s equity interest in us if either (a) all of our stock (including shares of Series B preferred stock, shares of Series C convertible preferred stock or shares of our Class A common stock) actually and constructively owned (including shares of our stock constructively owned as a result of the ownership of options) by the U.S. Holder is redeemed or (b) all of our stock (including shares of Series B preferred stock, shares of Series C convertible preferred stock or shares of our Class A common stock) actually owned by the U.S. Holder is redeemed and the U.S. Holder is eligible to waive, and effectively waives, the attribution of our stock constructively owned by the U.S. Holder in accordance with the procedures described in Section 302(c)(2) of the Code. U.S. Holders wishing to satisfy the “complete termination” test through waiver of attribution in accordance with the procedures described in Section 302(c)(2) of the Code should consult their own independent tax advisors concerning the mechanics and desirability of such a waiver. A U.S. Holder who holds options to acquire shares of our stock will be treated as the constructive owner of such shares of our stock, and therefore will not be eligible for “complete termination” treatment.
•	Not Essentially Equivalent to a Dividend. A redemption would be treated as “not essentially equivalent to a dividend” with respect to a U.S. Holder if it results in a “meaningful reduction” in the U.S. Holder’s interest in us. Whether a U.S. Holder meets this test will depend on the U.S. Holder’s particular facts and circumstances. Generally, even a small reduction in the percentage interest (by vote and value) of a U.S. Holder who is a minority holder and who exercises no control over corporate affairs should constitute a “meaningful reduction.” U.S. Holders should consult their own independent tax advisors as to the application of this test to their particular circumstances. In particular, depending on the total number of shares redeemed, it is possible that redeeming a U.S. Holder’s percentage interest in us (including any interest attributable to shares of our stock constructively owned by the U.S. Holder as a result of the ownership of options) could increase even though the total number of shares of our stock beneficially owned by such U.S. Holder decreases.

Contemporaneous dispositions or acquisitions of shares of us by a U.S. Holder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether any of the above three tests has been satisfied.

If the redemption of a U.S. Holder’s Series B preferred stock or Series C convertible preferred stock does not meet any of the above three tests, then the amount realized by the U.S. Holder with respect to the redemption will be treated as a distribution to the U.S. Holder with respect to the U.S. Holder’s Series B preferred stock or Series C convertible preferred stock in the manner described in “— Dividends”. Each U.S. Holder is urged to consult its own independent tax advisor regarding the U.S. federal income tax and other tax consequences of our redeeming of the Series B preferred stock or the Series C convertible preferred stock.

Conversion of the Series C Convertible Preferred Stock into Share of our Class A Common Stock.   In general, a U.S. Holder of the Series C convertible preferred stock will not recognize any gain or loss in respect of the receipt of shares of our Class A common stock upon the conversion of the Series C convertible preferred stock. Except to the extent of shares of our Class A common stock treated as received in respect of any dividends in arrears, the adjusted tax basis of shares of our Class A common stock received on conversion will equal the adjusted tax basis of the Series C convertible preferred stock converted (reduced by the portion of adjusted tax basis allocated to any fractional shares of our Class A common stock exchanged for cash, as described below), and the holding period of such shares of our Class A common stock received on conversion will generally include the period during which the Series C convertible preferred stock was held prior to conversion. A U.S. Holder of the Series C convertible preferred stock will recognize dividend income to the extent of unpaid dividends in arrears on such Series C convertible preferred stock which have not otherwise resulted in a constructive distribution under Section 305(c) of the Code at the time of conversion into Class A common stock.

Cash received in lieu of a fractional share of our Class A common stock will generally be treated as a payment in a taxable exchange for such fractional share, and gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the amount of adjusted tax basis allocable to the fractional share.

If a U.S. Holder of the Series C convertible preferred stock exercises its right to convert the Series C convertible preferred stock into shares of our Class A common stock after a regular record date but before the dividend payment date, then upon conversion, the U.S. Holder generally will be required to pay to us in cash an amount equal to the portion of such dividend attributable to the current quarterly dividend period. In this case, the U.S. Holder will be entitled to receive the dividend payment on the corresponding dividend payment date. A U.S. Holder should consult its own independent tax advisor with respect to the treatment of such cash payment and the subsequent receipt of such dividend payment.

Adjustment of Conversion Price of the Series C Convertible Preferred Stock.  The conversion price of the Series C convertible preferred stock is subject to adjustment under certain circumstances. Treasury Regulations promulgated under Section 305 of the Code would treat a U.S. Holder of the Series C convertible preferred stock as having received a constructive distribution includible in such U.S. Holder’s income in the manner described under “Consequences to U.S. Holders of Holding the Series B Preferred Stock the Series C Convertible Preferred Stock and Shares of Our Class A Common Stock — Dividends,” above, if and to the extent that certain adjustments in the conversion price increase the proportionate interest of the U.S. Holder in our earnings and profits.

For example, a decrease in the conversion price to reflect a taxable dividend to holders of shares of our Class A common stock will generally give rise to a deemed taxable dividend to the holders of the Series C convertible preferred stock to the extent of an allocable portion of our current and accumulated earnings and profits. Thus, under certain circumstances, U.S. Holders may recognize income in the event of a constructive distribution even though they may not receive any cash or property. Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution in the interest of the U.S. Holders of the Series C convertible preferred stock (other than an adjustment in respect of a taxable dividend on the shares of our Class A common stock), however, generally will not be considered to result in a constructive dividend distribution.

Backup Withholding and Information Reporting.  Information returns will generally be filed with the IRS in connection with dividends on the Series B preferred stock, the Series C convertible preferred stock and shares of our Class A common stock and the proceeds from a sale or other disposition thereof. A U.S. Holder will be subject to backup withholding on these payments if the U.S. Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Consequences to Non-U.S. Holders

The following is a summary of material U.S. federal income tax consequences that will apply to a “Non-U.S. Holder” of the Series B preferred stock, the Series C convertible preferred stock or shares of our Class A common stock. As used herein, the term “Non-U.S. Holder” means a beneficial owner (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) of the Series B preferred stock, the Series C convertible preferred stock or shares of our Class A common stock, as applicable, that is not a U.S. Holder. A “Non-U.S. Holder” does not include an individual present in the United States for 183 days or more in the taxable year of disposition of the Series B preferred stock, the Series C convertible preferred stock or shares of our Class A common stock.

Each potential Non-U.S. Holder should consult with its own tax advisor as to the U.S. federal, state, local, foreign and any other tax consequences of the purchase, ownership, conversion and disposition of the Series B preferred stock, the Series C convertible preferred stock and shares of our Class A common stock.

Consequences to Non-U.S. Holders of Holding the Series B Preferred Stock, the Series C Convertible Preferred Stock and Shares of Our Class A Common Stock

Dividends.  Generally, distributions (including any constructive distributions taxable as dividends as described below and any cash paid upon a conversion that is treated as a dividend) treated as dividend income and paid to a Non-U.S. Holder with respect to the Series B preferred stock, the Series C convertible preferred stock or shares of our Class A common stock will be subject to a 30% U.S. withholding tax, or such lower rate as may be specified by an applicable tax treaty.

Dividends that are effectively connected with a trade or business carried on by a Non-U.S. Holder of the Series B preferred stock, the Series C convertible preferred stock or shares of our Class A common stock within the United States, and, to the extent an applicable treaty provides, attributable to a permanent establishment maintained by the Non-U.S. Holder, will generally be subject to U.S. federal income tax on a net basis at applicable individual or corporate rates but will not be subject to U.S. withholding tax if certain certification requirements are satisfied. A Non-U.S. Holder can generally meet the certification requirements by providing a properly executed IRS Form W-8ECI or appropriate substitute form to the applicable withholding agent. Under applicable Treasury Regulations, a Non-U.S. Holder (including, in certain cases of Non-U.S. Holders that are entities, the owner or owners of such entities) will be required to satisfy certain certification requirements in order to claim a reduced rate of withholding pursuant to an applicable tax treaty. A Non-U.S. Holder that is a corporation may also be subject to a “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable tax treaty) on the deemed repatriation from the United States of its “effectively connected earnings and profits,” subject to certain adjustments.

Sale, Exchange, or Other Disposition of the Series B Preferred Stock, the Series C Convertible Preferred Stock or Shares of Class A Common Stock.  A Non-U.S. Holder of the Series B preferred stock, the Series C convertible preferred stock or shares of our Class A common stock generally will not be subject to U.S. federal income and withholding taxes on any amount that constitutes capital gain upon a sale, exchange, redemption or other taxable disposition of the Series B preferred stock, the Series C convertible preferred stock or shares of our Class A common stock, unless any of the following is true:

•	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);
•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or
•	our common stock constitutes a U.S. real property interest within the meaning of the Foreign Investment in Real Property Tax Act by reason of our status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

Gain described in the first bullet point above will generally be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates. A Non-U.S. Holder of the Series B preferred stock, the Series C convertible preferred stock or shares of our Class A common stock that is a foreign corporation also may be subject to an additional branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on a portion of its effectively connected earnings and profits for the taxable year, as adjusted for certain items.

A Non-U.S. Holder of the Series B preferred stock, the Series C convertible preferred stock or shares of our Class A common stock described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on any gain derived from the sale or other taxable disposition, which may be offset by certain U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States) provided the Non-U.S. Holder timely files U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we are not, and do not anticipate that we will become, a USRPHC.

To the extent the redemption of a Non-U.S. Holder’s Series B preferred stock or Series C convertible preferred stock is treated as a distribution as described above under “Consequences to U.S. Holders of the Series B Preferred Stock, the Series C Convertible Preferred Stock and Shares of Our Class A Common Stock — Sale, Redemption or Other Disposition,” such deemed distribution would be taxed as described under “— Dividends.” Each Non-U.S. Holder is urged to consult its tax advisor regarding the U.S. federal income tax and other tax consequences of a redemption of the Series B preferred stock or the Series C convertible preferred stock.

Conversion of the Series C Convertible Preferred Stock into Class A Common Stock.  A Non-U.S. Holder generally will not recognize any gain or loss by reason of receiving shares of our Class A common stock in exchange for the Series C convertible preferred stock upon conversion of the Series C convertible preferred stock, except gain or loss will be recognized with respect to any cash received in lieu of fractional shares. It is possible that dividend income may be recognized with respect to any shares of our Class A common stock treated as received in respect of any dividends in arrears. In such case, any withholding tax on stock treated as a dividend may be satisfied by the withholding agent through a sale of a portion of the shares a Non-U.S. Holder receives as a dividend or may be withheld from cash dividends, shares of our Class A common stock or sale proceeds subsequently paid or credited to a Non-U.S. Holder.

Adjustment of Conversion Price.  As described above under “Consequences to U.S. Holders of the Series B Preferred Stock, Series C Convertible Preferred Stock and Shares of Our Class A Common Stock  — Adjustment of Conversion Price of the Series C Convertible Preferred Stock,” certain adjustments in the conversion price (or failures to adjust the conversion price) could result in deemed distributions to the Non-U.S. Holder that are taxed as described under “— Dividends.” It is possible that any withholding tax on such a deemed distribution might be satisfied by the withholding agent through a sale of a portion of the shares a Non-U.S. Holder receives as a dividend or might be withheld from cash dividends, shares of our Class A common stock or sale proceeds subsequently paid or credited to such Non-U.S. Holder. Non-U.S. Holders should consult their own independent tax advisors about the possibility of withholding tax resulting from deemed distributions.

Backup Withholding and Information Reporting.  Information returns will be filed with the IRS in connection with payments on the Series B preferred stock, the Series C convertible preferred stock and shares of our Class A common stock. Unless the Non-U.S. Holder of the Series B preferred stock, the Series C convertible preferred stock, or shares of our Class A common stock complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the Series B preferred stock, the Series C convertible preferred stock or shares of our Class A common stock and the Non-U.S. Holder may be subject to backup withholding on payments on the Series B preferred stock, the Series C convertible preferred stock or shares of our Class A common stock or on the proceeds from a sale or other disposition thereof. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder of the Series B preferred stock, the Series C convertible preferred stock or shares of our Class A common stock will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Medicare Tax

Certain net investment income earned by U.S. citizens and resident aliens and certain estates and trusts for taxable years is subject to a 3.8% Medicare tax. Net investment income includes, among other things, dividends on and capital gains from the sale or other disposition of shares of stock. Holders of the Series B preferred stock, the Series C convertible preferred stock or shares of our Class A common stock should consult their own independent tax advisors regarding the effect, if any, of this tax on their ownership and disposition of such notes or shares.

Foreign Accounts

Withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined in the Code) and certain other non-U.S. entities. A withholding tax of 30% generally will be imposed interest or dividends on, and gross proceeds from the sale or other disposition of, the Series B preferred stock, the Series C convertible preferred stock or shares of our Class A common stock paid to (a) a foreign financial institution (as the beneficial owner or as an intermediary for the beneficial owners) less such foreign financial institution agrees to verify, report and disclose its U.S. accountholders and meets certain other specified requirements or (b) a non-financial foreign entity (as the beneficial owner or, in certain cases, as an intermediary for the beneficial owners) unless such entity certifies that it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner and such entity meets certain other specified requirements. These rules generally will apply to all payments of dividends on shares of our Class A common stock and generally will apply in the future to payments of gross proceeds from a sale or other disposition of the Series B preferred stock, the Series C convertible preferred stock or shares of our Class A common stock after December 31, 2016. We will not pay any additional amounts in respect of any amounts withheld. Holders of the Series B preferred stock, the Series C convertible preferred stock or shares of our Class A common stock are encouraged to consult their own independent tax advisors regarding the particular consequences to them of this legislation and guidance.

LEGAL MATTERS

Certain legal matters regarding the validity of the securities offered hereby will be passed upon by Proskauer Rose LLP. If the validity of any securities is also passed upon by counsel for the underwriters, dealers or agents of an offering of those securities, that counsel will be named in the applicable prospectus supplement.

EXPERTS

WeiserMazars LLP, an independent registered public accounting firm, has audited the combination of the consolidated statement of financial condition of RCS Capital Corporation and Subsidiaries as of December 31, 2013, statements of income, comprehensive income, stockholders’ equity, and cash flows for the year ended December 31, 2013, after restatement for the acquisition of First Allied Holdings Inc. which was a reorganization of entities under common control and therefore accounted for in a manner similar to a pooling of interests, incorporated by reference in this prospectus and registration statement from our Current Report on Form 8-K dated September 30, 2014. Such financial statements have been so incorporated by reference in reliance on the report of WeiserMazars LLP upon the authority of said firm as experts in accounting and auditing in giving said report.

BDO USA, LLP, an independent registered public accounting firm, has audited the financial statements of Hatteras Investment Partners, LLC, Hatteras Investment Management, LLC, and Hatteras Capital Investment Management, LLC and their subsidiaries as of December 31, 2013 and 2012 and for each of the years in the two-year period ended December 31, 2013 incorporated by reference in this prospectus and registration statement as set forth in its report, which is incorporated by reference in this prospectus and registration statement. Such financial statements have been so incorporated by reference in reliance on the report of BDO USA, LLP upon the authority of said firm as experts in accounting and auditing in giving said report.

Moore Stephens Lovelace, P.A., an independent registered public accounting firm, has audited the financial statements of Summit Financial Services Group, Inc. and its subsidiaries as of December 31, 2013 and 2012 and for each of the years in the two-year period ended December 31, 2013 incorporated by reference in this prospectus and registration statement as set forth in its reports, which are incorporated by reference in this prospectus and registration statement. Such financial statements have been so incorporated by reference in reliance on the reports of Moore Stephens Lovelace, P.A. upon the authority of said firm as experts in accounting and auditing in giving said reports.

The financial statements of Cetera Financial Holdings, Inc. and its subsidiaries as of and for the years ended December 31, 2013 and 2012, incorporated in this prospectus by reference from our Current Report on Form 8-K dated July 1, 2014, have been audited by Deloitte & Touche LLP, an independent auditor, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Tower Square Securities, Inc. as of and for the years ended December 31, 2012 and 2011, both incorporated in this prospectus by reference from our Current Report on Form 8-K dated July 1, 2014, have been audited by Deloitte & Touche LLP, an independent auditor, as stated in their reports, which are incorporated herein by reference (which reports express unmodified opinions and include an other matter paragraph regarding related party transactions). Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Walnut Street Securities, Inc. as of and for the year ended December 31, 2012 and 2011, both incorporated in this prospectus by reference from our Current Report on Form 8-K dated July 1, 2014, have been audited by Deloitte & Touche LLP, an independent auditor, as stated in their reports, which are incorporated herein by reference (which reports express unmodified opinions and include an other matter paragraph regarding related party transactions). Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

BDO USA, LLP, an independent registered public accounting firm, has audited the financial statements of First Allied Holdings Inc. and its subsidiaries as of December 31, 2013 (successor) and 2012 (predecessor) and for the period from January 1, 2013 to September 24, 2013 (predecessor) and the period from September 25, 2013 to December 31, 2013 (successor) and for the year ended December 31, 2012 (predecessor) incorporated by reference in this prospectus and registration statement as set forth in its report, which is incorporated by reference in this prospectus and registration statement. Such financial statements have been so incorporated by reference in reliance on the report of BDO USA, LLP upon the authority of said firm as experts in accounting and auditing in giving said report.

The consolidated financial statements of Legend Group Holdings, LLC as of December 31, 2012, and for the year then ended, have been incorporated by reference in this prospectus and registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference in this prospectus, and upon the authority of said firm as experts in accounting and auditing.

INTERESTS OF NAMED EXPERTS AND COUNSEL

First Allied Holdings Inc. and Legend Group Holdings, LLC have agreed to indemnify and hold KPMG LLP (KPMG) harmless against and from any and all legal costs and expenses incurred by KPMG in successful defense of any legal action or proceeding that arises as a result of KPMG’s consent to the incorporation by reference of its audit report on Legend Group Holdings, LLC’s December 31, 2012 financial statements incorporated by reference in this prospectus.

RCS CAPITAL CORPORATION

5,800,000 Shares of 11% Series B Preferred Stock
4,400,000 Shares of 7% Series C Convertible Preferred Stock
9,318,200 Shares of Class A Common Stock

PROSPECTUS

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other expenses of issuance and distribution

The following table sets forth the costs and expenses to be borne by the registrant in connection with the offerings described in this registration statement.

SEC registration fee	$33,506
FINRA filing fee	$—
Legal fees and expenses	$100,000
Accounting fees and expenses	$70,000
Printing and engraving expenses	$15,000
Miscellaneous expenses	$—
Total	$218,506

All amounts in the table above, except the SEC registration fee and the FINRA filing fee, are estimated. These amounts do not include expenses of preparing and printing any related prospectus supplements, listing fees, trustee fees and expenses, transfer agent fees and other expenses related to offerings of particular securities from time to time. Estimated fees and expenses associated with future offerings will be provided in the applicable prospectus supplement.

Item 15. Indemnification of directors and officers

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of being or having been in any such capacity, if he acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action, or proceeding, had no reasonable cause to believe his conduct was unlawful, except that with respect to an action brought by or in the right of the corporation such indemnification is limited to expenses (including attorneys’ fees). The Registrant’s by-laws provide that the Registrant will indemnify, to the fullest extent permitted by Delaware law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of the Registrant’s directors or officers or is or was serving at the Registrant’s request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise. The Registrant’s by-laws provide that the Registrant must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions. In addition, we have entered into separate indemnification agreements with the Registrant’s executive officers and directors, which require us to indemnify them against liabilities to the fullest extent permitted by Delaware law.

Section 102(b)(7) of the DGCL enables a corporation, in its certificate of incorporation or an amendment thereto, to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the directors’ fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or (iv) for any transaction from which a director derived an improper personal benefit. The Registrant’s certificate of incorporation provides for such limitations on liability for the Registrant’s directors.

The Registrant currently maintains liability insurance for its directors and officers.

The securities exchange agreement provides for indemnification of directors and officers of the Registrant by the selling stockholders against certain liabilities under the Securities Act of 1933, as amended.

Item 16. Exhibits

The exhibit index at the end of this registration statement identifies the exhibits that are included in this registration statement and are incorporated herein by reference.

Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 29th day of January, 2015.

RCS CAPITAL CORPORATION

By:	/s/ Edward M. Weil, Jr. Edward M. Weil, Jr. Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each of the undersigned officers and directors of RCS Capital Corporation hereby constitutes and appoints Edward M. Weil, Jr. or Brian D. Jones, or any of them individually, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for and in such person’s name, place and stead, in the capacities indicated below, to sign this Registration Statement on Form S-3 of RCS Capital Corporation and any and all amendments (including post-effective amendments) thereto, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might, or could, do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Edward M. Weil, Jr. Edward M. Weil, Jr.	Chief Executive Officer and Director (Principal Executive Officer)	January 29, 2015
/s/ Brian D. Jones Brian D. Jones	Chief Financial Officer and Assistant Secretary (Principal Financial Officer)	January 29, 2015
/s/ Mark Auerbach Mark Auerbach	Chairman of the Board of Directors	January 29, 2015
/s/ Peter M. Budko Peter M. Budko	Director	January 29, 2015
/s/ C. Thomas McMillen C. Thomas McMillen	Director	January 29, 2015
/s/ Howell D. Wood Howell D. Wood	Director	January 29, 2015
/s/ Jeffrey J. Brown Jeffrey J. Brown	Director	January 29, 2015

EXHIBIT INDEX

Exhibit Number	Description
4.1(1)	Third Amended and Restated Certificate of Incorporation of RCS Capital Corporation.
4.2(2)	Second Amended and Restated By-laws of RCS Capital Corporation.
4.3(3)	Certificate of Designation for the 7% Series A Convertible Preferred Stock, filed April 29, 2014.
4.3(4)	Certificate of Designation for the 11% Series B Preferred Stock, filed December 19, 2014.
4.3(4)	Certificate of Designation for the 7% Series C Convertible Preferred Stock, filed December 19, 2014.
4.4(5)	Form of Class A Common Stock Certificate.
5.1	Opinion of Proskauer Rose LLP.
23.1	Consent of WeiserMazars LLP with respect to RCS Capital Corporation.
23.2	Consent of BDO USA, LLP with respect to First Allied Holdings Inc.
23.3	Consent of BDO USA, LLP with respect to Hatteras Investment Partners, LLC, Hatteras Investment Management, LLC, and Hatteras Capital Investment Management, LLC and Subsidiaries.
23.4	Consent of Moore Stephens Lovelace, P.A. with respect to Summit Financial Services Group, Inc.
23.5	Consent of KPMG LLP with respect to Legend Group Holdings, LLC.
23.6	Consent of Deloitte & Touche LLP with respect to Cetera Financial Holdings, Inc. and Subsidiaries.
23.7	Consent of Deloitte & Touche LLP with respect to Tower Square Securities, Inc.
23.8	Consent of Deloitte & Touche LLP with respect to Walnut Street Securities, Inc.
23.9	Consent of Proskauer Rose LLP (included in Exhibit 5.1).
24.1(6)	Power of Attorney.

(1)	Incorporated by reference to RCS Capital Corporation’s Current Report on Form 8-K filed with the SEC on July 3, 2014.
(2)	Incorporated by reference to RCS Capital Corporation’s Current Report on Form 8-K filed with the SEC on January 7, 2014.
(3)	Incorporated by reference to RCS Capital Corporation’s Current Report on Form 8-K filed with the SEC on May 2, 2014.
(4)	Incorporated by reference to RCS Capital Corporation’s Current Report on Form 8-K filed with the SEC on December 19, 2014.
(5)	Incorporated by reference to Pre-Effective Amendment No. 4 to RCS Capital Corporation’s Registration Statement on Form S-1 (Reg. No. 333-186819), filed with the SEC on May 21, 2013.
(6)	Included on the signature page hereto.